Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

DATED AS OF MAY 7, 2009

by and between

CLEAN ENERGY

and

EXTERRAN ENERGY SOLUTIONS, L.P.

SCHEDULES & EXHIBITS, ANNEXES

Schedule 1.4(a)	–	Certain Montgomery Liabilities
Schedule 1.4(b)	–	Certain WMATA Liabilities
Schedule 1.7	–	Purchase Price Allocation
Schedule 2.1	–	Conflicts
Schedule 2.2	–	Absence of Litigation
Schedule 2.3(a)	–	Compliance with Laws
Schedule 2.3(b)(i)	–	Seller Permits
Schedule 2.3(b)(ii)	–	Hanover Permits
Schedule 2.3(c)	–	Seller Consents
Schedule 2.4(a)	–	Seller Encumbrances
Schedule 2.4(b)	–	Hanover Encumbrances
Schedule 2.5(a)	–	Employees
Schedule 2.5(b)	–	Labor Unions
Schedule 2.7	–	Environmental Matters
Schedule 2.8(a)	–	Financial Statements
Schedule 2.8(b)	–	Hanover Financials
Schedule 2.9	–	Certain Changes
Schedule 2.10	–	Taxes
Schedule 2.11	–	Contracts
Schedule 2.12	–	OSHA Matters
Schedule 2.14	–	Insurance
Schedule 2.15	–	Suppliers
Schedule 4.9	–	Designated Employees
Schedule 4.12	–	Seller Credit Support
Schedule 4.14	–	Required Insurance
Schedule 4.16	–	Hourly Rates

Exhibit A	–	Definitions
Exhibit B	–	Form of Bill of Sale
Exhibit C	–	Form of Assumption Agreement
Exhibit D	–	Form of Closing Certificate

Annex A-1	–	Montgomery Convenience Spare Parts
Annex A-2	–	WMATA Convenience Spare Parts
Annex A-3	–	MBTA Convenience Spare Parts
Annex B-1	–	Montgomery Customer-Owned Spare Parts
Annex B-2	–	WMATA Customer-Owned Spare Parts
Annex B-3	–	LACMTA Customer-Owned Spare Parts
Annex B-4	–	MBTA Customer-Owned Spare Parts
Annex C-1	–	Montgomery Tools
Annex C-2	–	WMATA Tools
Annex C-3	–	MBTA Tools
Annex D-1	–	Montgomery Vehicles
Annex D-2	–	WMATA Vehicles
Annex D-3	–	LACMTA Vehicles

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (together with the Annexes, Schedules and Exhibits hereto, this “Agreement”), dated as of May 7, 2009, is entered into by and between Clean Energy, a California corporation (“Purchaser”), and Exterran Energy Solutions, L.P., a Delaware limited partnership (“Seller”).  Sometimes each of Seller and Purchaser are referred to herein as a “Party”, and together as “Parties”.

WHEREAS, Seller is engaged, directly and through its wholly-owned subsidiary Hanover Compressed Natural Gas Services, LLC, a Delaware limited liability company (“Hanover”), in the compressed natural gas operations and maintenance business, and any ancillary work related thereto, in connection with the Contracts with certain state transit authorities (the “Business”); and

WHEREAS, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities and Seller desires to sell the Acquired Assets to Purchaser, all on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Certain capitalized terms used herein are defined in Exhibit A.

ARTICLE I
SALE OF THE ACQUIRED ASSETS; CLOSING

Section 1.1                                      Purchase and Sale of the Acquired Assets; Assumption of Assumed Liabilities.

(a)                                  Subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to Purchaser and its successors and assigns, forever, and Purchaser shall purchase and acquire from Seller, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and Purchaser shall assume the Assumed Liabilities, for the purchase price specified in Section 1.1(b) hereof.

(b)                                 Subject to the terms and conditions of this Agreement, Purchaser shall (i) pay Seller an aggregate of $5,875,250, subject to adjustment as set forth herein, in cash in U.S. Dollars (the “Purchase Price”), and (ii) assume the Assumed Liabilities.

Section 1.2                                      Closings.

(a)                                  General.  Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities shall occur in multiple steps.  The consummation of the purchase and sale of the Hanover Interest and the deposit of the Montgomery Base Purchase Price and the WMATA Base Purchase Price into Escrow (the “Hanover Closing”) shall occur simultaneously with the execution and delivery of this Agreement.  The consummation of the purchase and sale of the Montgomery Assets and assumption of the Montgomery Liabilities (the “Montgomery Closing”) shall be effective as of the close of business on the earliest mutually convenient date after the delivery by Seller to Purchaser of the Montgomery Closing Notice, not to be later than the tenth Business Day after the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.3 hereof, or such earlier or later date as may be agreed upon by the Parties (the “Montgomery Closing Date”).  The consummation of the purchase and sale of the WMATA Assets and assumption of the WMATA Liabilities (the “WMATA Closing”) shall be effective as of the close of business on the earliest mutually convenient date after the delivery by Seller to Purchaser of the WMATA Closing Notice, not to be later than the tenth Business Day after the satisfaction or waiver of the conditions set forth in Section 5.2 and Section 5.4 hereof or such earlier or later date as may be agreed upon by the Parties (the “WMATA Closing Date”).  Each Closing shall take place at 10:00 a.m., local time, on the applicable Closing Date, at the offices of Sheppard, Mullin, Richter & Hampton, LLP, 333 South Hope Street, Suite 4800, Los Angeles, CA 90071 or as may be agreed upon by the Parties.

(b)                                 Hanover Closing Deliveries.  In addition to the other things required to be done hereby, at the Hanover Closing, subject to the terms of this Agreement,

(i)                                     Seller shall convey and deliver to Purchaser the following:

(A)                              an assignment of the Hanover Interest in a form acceptable to Purchaser, duly executed by Seller;

(B)                                the Escrow Agreement, duly executed by Seller;

(C)                                certified resolutions of the general partner of the general partner of Seller evidencing the authority of Seller to consummate the transactions contemplated by this Agreement;

(D)                               a good standing certificate for Hanover from the State of Delaware;

(E)                                 all books and records of Hanover that are maintained separately from Seller’s books and records, including but not limited to minute books, corporate records and financial documents;

(F)                                 a Guaranty, duly executed by the Seller Guarantor, guarantying the obligations of Seller under this Agreement and the Ancillary Agreements, in form and substance acceptable to Purchaser (“Seller Guaranty”);

(G)                                a good standing certificate for the Seller Guarantor from the State of Delaware; and

(H)                               all other certificates, documents and instruments of conveyance required pursuant hereto to be delivered by or on behalf of Seller, as the case may be, at or prior to the Hanover Closing or as shall, in the reasonable opinion of Purchaser, be necessary to transfer to Purchaser all of the spare parts, convenience spare parts, tools, vehicles and other tangible assets used by Hanover or its Affiliates in the conduct of Hanover’s business in accordance herewith and, where necessary or desirable, in recordable form;

and

(ii)                                  Purchaser shall convey and deliver to Seller the following:

(A)                              the Hanover Base Purchase Price by wire transfer of immediately available funds in accordance with instructions previously provided by Seller;

(B)                                the Escrow Agreement, duly executed by Purchaser;

(C)                                a Guaranty, duly executed by the Purchaser Guarantor, guarantying the obligations of Purchaser under this Agreement and the Ancillary Agreements, in form and substance satisfactory to Seller (“Purchaser Guaranty”);

(D)                               evidence satisfactory to Seller of Purchaser’s compliance with Section 4.12 with respect to the MBTA Contract and the LACMTA Contracts;

(E)                                 a copy of the documentation that Purchaser intends to file in order to change the company name of Hanover in accordance with Section 4.5;

(F)                                 a good standing certificate for Purchaser from the state of California;

(G)                                a good standing certificate for the Purchaser Guarantor from the state of Delaware; and

(H)                               certified resolutions of the Board of Directors of Purchaser evidencing the authority of Purchaser to consummate the transactions contemplated by this Agreement.

(c)                                  Montgomery Closing Deliveries.  In addition to the other things required to be done hereby, at the Montgomery Closing, subject to the terms of this Agreement,

(i)                                     Seller shall convey and deliver to Purchaser the following:

(A)                              a bill of sale, in the form attached hereto as Exhibit B (the “Montgomery Bill of Sale”) and instruments of assignment, in forms reasonably satisfactory to Purchaser, to evidence the transfer to Purchaser of the Montgomery Assets (other than the Montgomery Contract) in accordance herewith, duly executed by Seller;

(B)                                an assumption agreement in the form attached hereto as Exhibit C (the “Montgomery Liabilities Assumption”) to evidence the assumption by Purchaser of the Montgomery Liabilities in accordance herewith, duly executed by Purchaser;

(C)                                an instrument or instruments (the “Montgomery Contract Assignment”) in such form as Montgomery County may require that is reasonably acceptable to Seller and Purchaser or, if Montgomery County does not require any particular form, in a form reasonably acceptable to Seller and Purchaser, to evidence the assignment to Purchaser of the Montgomery Contract in accordance herewith, and the consent of Montgomery County to such assignment (if necessary), duly executed by Seller and Montgomery County;

(D)                               documentation to be submitted to Seller’s automobile leasing company necessary to obtain a transfer of title of the motor vehicles set forth on Annex D-1 to Purchaser;

(E)                                 all such other certificates, documents and instruments of conveyance required pursuant hereto to be delivered by or on behalf of Seller, as the case may be, at or prior to the Montgomery Closing or as shall, in the reasonable opinion of Purchaser, be necessary to transfer to Purchaser the Montgomery Assets in accordance herewith and, where necessary or desirable, in recordable form;

(F)                                 certified resolutions of the general partner of the general partner of Seller evidencing the authority of Seller to consummate the Montgomery Closing;

(G)                                a good standing certificate for Seller from the State of Delaware; and

(H)                               if not previously delivered to Purchaser, all other certificates and such other instruments and documents required pursuant hereto to be delivered by or on behalf of Seller, as the case may be, at or prior to the Montgomery Closing;

and

(ii)                                  Purchaser shall deliver to Seller the following:

(A)                              an Escrow Release Notice in the amount of the Montgomery Base Purchase Price, duly executed by Purchaser;

(B)                                the Montgomery Bill of Sale, duly executed by Purchaser;

(C)                                the Montgomery Liabilities Assumption, duly executed by Purchaser;

(D)                               the Montgomery Contract Assignment, duly executed by Purchaser;

(E)                                 certified board resolutions evidencing the authority of Purchaser to consummate the Montgomery Closing;

(F)                                 a good standing certificate for Purchaser from the state of California; and

(G)                                if not previously delivered to Seller, all other certificates and such other instruments and documents required pursuant hereto to be delivered by or on behalf of Purchaser at or prior to the Montgomery Closing.

(d)                                 WMATA Closing Deliveries.  In addition to the other things required to be done hereby, at the WMATA Closing, subject to the terms of this Agreement,

(i)                                     Seller shall convey and deliver to Purchaser the following:

(A)                              a bill of sale, in the form attached hereto as Exhibit B (the “WMATA Bill of Sale”) and instruments of assignment, in forms reasonably satisfactory to Purchaser, to evidence the transfer to Purchaser of the WMATA Assets (other than the WMATA Contract) in accordance herewith, duly executed by Seller;

(B)                                an assumption agreement in the form attached hereto as Exhibit C (the “WMATA Liabilities Assumption”) to evidence the assumption by Purchaser of the WMATA Liabilities in accordance herewith, duly executed by Purchaser;

(C)                                an instrument or instruments (the “WMATA Contract Assignment”) in such form as WMATA may require that is reasonably acceptable to Seller and Purchaser or, if WMATA does not require any particular form, in a form reasonably acceptable to Seller and Purchaser, to evidence the assignment to Purchaser of the WMATA Contract in accordance herewith, and the consent of WMATA to such assignment (if necessary), duly executed by Seller and WMATA;

(D)                               documentation to be submitted to Seller’s automobile leasing company necessary to obtain a transfer of title of the motor vehicles set forth on Annex D-2 to Purchaser;

(E)                                 all such other certificates, documents and instruments of conveyance required pursuant hereto to be delivered by or on behalf of Seller, as the case may be, at or prior to the WMATA Closing or as shall, in the reasonable opinion of Purchaser, be necessary to transfer to Purchaser the WMATA Assets in accordance herewith and, where necessary or desirable, in recordable form;

(F)                                 certified resolutions of the general partner of the general partner of Seller evidencing the authority of Seller to consummate the WMATA Closing;

(G)                                a good standing certificate for Seller from the State of Delaware; and

(H)                               if not previously delivered to Purchaser, all other certificates and such other instruments and documents required pursuant hereto to be delivered by or on behalf of Seller, as the case may be, at or prior to the WMATA Closing;

and

(ii)                                  Purchaser shall deliver to Seller the following:

(A)                              an Escrow Release Notice in the amount of the WMATA Base Purchase Price, duly executed by Purchaser;

(B)                                the WMATA Bill of Sale, duly executed by Purchaser;

(C)                                the WMATA Liabilities Assumption, duly executed by Purchaser;

(D)                               the WMATA Contract Assignment, duly executed by Purchaser;

(E)                                 certified board resolutions evidencing the authority of Purchaser to consummate the WMATA Closing;

(F)                                 a good standing certificate for Purchaser from the state of California; and

(G)                                if not previously delivered to Seller, all other certificates and such other instruments and documents required pursuant hereto to be delivered by or on behalf of Purchaser at or prior to the WMATA Closing.

Section 1.3                                      Escrow; Closing Notices; Purchase Price Adjustments.

(a)                                  Escrow Deposit.  Subject to the terms of this Agreement, at the Hanover Closing, Purchaser will deposit $2,700,000 of the Purchase Price (constituting the Montgomery Base Purchase Price and the WMATA Base Purchase Price) into a mutually acceptable interest-bearing escrow account (“Escrow”) with U.S. Bank, N.A. (“Escrow Agent”) to be disbursed to Seller, in accordance with the terms of this Section 1.3 and a mutually acceptable escrow agreement (the “Escrow Agreement”) to be entered into by and among Seller, Purchaser and the Escrow Agent at or prior to the Hanover Closing.

(b)                                 Montgomery Closing Notice and Purchase Price Reductions Related to Closing Date.

(i)                                     At any time after (A) Montgomery County has indicated to Seller that it is prepared to execute and deliver the Montgomery Contract Assignment, (B) the conditions set forth in Section 5.1(a) and Section 5.1(c) have been satisfied, (C) the conditions set forth in Section 5.3 have been satisfied or Seller is prepared to waive any unsatisfied such conditions, (D) Seller is prepared to deliver the items necessary to satisfy the conditions set forth in Section 5.1(d) and (E) Seller has provided or simultaneously provides the WMATA Closing Notice, Seller may provide written notice (the “Montgomery Closing Notice”) to Purchaser indicating that Seller is ready, willing and able to consummate the Montgomery Closing.  The date of Purchaser’s receipt of the Montgomery Closing Notice is referred to herein as the “Montgomery Record Date”.

(ii)                                  At the close of business on each of June 30, 2009, July 31, 2009, August 31, 2009 and September 30, 2009, if the Montgomery Closing has not occurred, then the Montgomery Base Purchase Price will be reduced by $60,000 (but not below zero) and Seller shall provide to Purchaser an Escrow Release Notice, duly executed by Seller, instructing the Escrow Agent to release $60,000 to Purchaser from Escrow; provided that, in the event that the Montgomery Record Date has occurred and the failure to effect the Montgomery Closing following the Montgomery Record Date is due to facts or circumstances within the reasonable control of Purchaser then no such reduction shall occur.

(iii)                               If the WMATA Closing has not occurred by the close of business on August 31, 2009, then the provisions of Section 1.3(c)(iii) will apply.

(iv)                              If the Montgomery Closing has not occurred by the close of business on October 31, 2009, then the Montgomery Assets shall be excluded from the Acquired Assets and the Parties’ obligations with respect to the Montgomery Closing shall terminate, and Seller shall provide to Purchaser an Escrow Release Notice, duly executed by Seller, instructing the Escrow Agent to release $60,000 to Purchaser from Escrow.

(c)                                  WMATA Closing Notice and Purchase Price Reductions Related to Closing Date.

(i)                                     At any time after (A) WMATA has indicated to Seller that it is prepared to execute and deliver the WMATA Contract Assignment, (B) the conditions set forth in Section 5.2(a) and Section 5.2(c) have been satisfied, (C) the conditions set forth in Section 5.4 have been satisfied or Seller is prepared to waive any unsatisfied such conditions and (D) Seller is prepared to deliver the items necessary to satisfy the conditions set forth in Section 5.3(d), Seller may provide written notice (the “WMATA Closing Notice”) to Purchaser indicating that Seller is ready, willing and able to consummate the WMATA Closing.  The date of Purchaser’s receipt of the WMATA Closing Notice is referred to herein as the “WMATA Record Date”.

(ii)                                  At the close of business on each day after May 8, 2009, if the WMATA Closing has not occurred then the WMATA Purchase Price will be reduced by $10,000 (but not below zero) and, at Purchaser’s request (but no more frequently than monthly), Seller shall provide to Purchaser an Escrow Release Notice, duly executed by Seller, instructing the Escrow Agent to release the aggregate amount of such reductions (to the extent not previously released) to Purchaser from Escrow; provided that, in the event that the WMATA Record Date has occurred and the failure to effect the WMATA Closing following the WMATA Record Date is due to facts or circumstances within the reasonable control of Purchaser then no such reduction shall occur.

(iii)                               If the WMATA Closing has not occurred by the close of business on August 31, 2009, then, unless the Parties otherwise agree in writing, the WMATA Assets and the Montgomery Assets shall be excluded from the Acquired Assets and the Parties’ obligations with respect to the WMATA Closing and the Montgomery Closing shall terminate.  Upon such termination, Seller shall provide to Purchaser an Escrow Release Notice, duly executed by Seller, instructing the Escrow Agent to release the balance of the Escrow to Purchaser.

Section 1.4                                      Assumption of Assumed Liabilities.

(a)                                  Subject to the terms of this Agreement, at the Montgomery Closing Purchaser shall assume all liabilities and obligations

(i)                                     of Seller under the Montgomery Contract arising from facts and circumstances occurring

(A)                              exclusively after the Montgomery Closing, or

(B)                                both before and after the Montgomery Closing, but solely to the extent attributable to the post-closing occurrence,

including in either case, without limitation, liabilities relating to warranties, repair or replacement work or any other contractual obligations that accrue or become payable or performable pursuant to the terms of the Montgomery Contract, and for personal injuries and property damage,

(ii)                                  that are specifically set forth in Schedule 1.4(a) to this Agreement,

(iii)                               related to the Montgomery Business or Montgomery Assets and arising from facts and circumstances occurring

(A)                              exclusively after the Montgomery Closing, or

(B)                                both before and after the Montgomery Closing, but solely to the extent attributable to the post-closing occurrence,

including in either case, without limitation, liabilities for Taxes or Environmental, Health and Safety Liabilities, and

(iv)                              the transfer and other Taxes set forth in Section 7.15 hereof related to the transfers at the Montgomery Closing.

Collectively, the liabilities set forth in (i) – (iv) above are referred to herein as the “Montgomery Liabilities”.

(b)                                 Subject to the terms of this Agreement, at the WMATA Closing Purchaser shall assume all liabilities and obligations

(i)                                     of Seller under the WMATA Contract arising from facts and circumstances occurring

(A)                              exclusively after the WMATA Closing, or

(B)                                both before and after the WMATA Closing, but solely to the extent attributable to the post-closing occurrence,

including in either case, without limitation, liabilities relating to warranties, repair or replacement work or any other contractual obligations that accrue or become payable or performable pursuant to the terms of the WMATA Contract, and for personal injuries and property damage,

(ii)                                  that are specifically set forth in Schedule 1.4(b) to this Agreement,

(iii)                               related to the WMATA Business or WMATA Assets and arising from facts and circumstances occurring

(A)                              exclusively after the WMATA Closing, or

(B)                                both before and after the WMATA Closing, but solely to the extent attributable to the post-closing occurrence,

including in either case, without limitation, liabilities for Taxes or Environmental, Health and Safety Liabilities, and

(iv)                              the transfer and other Taxes set forth in Section 7.15 hereof related to the transfers at the WMATA Closing.

Collectively, the liabilities set forth in (i) – (iv) above are referred to herein as the “WMATA Liabilities”.

(c)                                  Notwithstanding anything to the contrary contained herein, Purchaser shall not assume or be bound by or be obligated or responsible for any duties, responsibilities, commitments, expenses, obligations or liabilities of Seller (or which may be asserted against or imposed upon Purchaser as a successor or transferee of Seller or as an acquirer of the Montgomery Assets or the WMATA Assets or otherwise as a matter of Law) of any kind or nature, whether fixed or contingent, known or unknown, warranties, obligations or claims (collectively, the “Non-Assumed Liabilities”), other than the Montgomery Liabilities and the WMATA Liabilities.  Subject to the foregoing, all of the following shall be considered Non-Assumed Liabilities for the purposes of this Agreement:

(i)                                     any liability or obligation of Seller arising out of any Contract that (A) is required by the terms thereof to be discharged on or prior to the applicable Closing, or (B) relates to or arises out of a breach or default by Seller on or prior to the applicable Closing (including any event occurring at or prior to the applicable Closing that with the lapse of time or the giving of notice, or both, would become a breach or default under such Contract);

(ii)                                  except for any and all sales and use, transfer, conveyance, recordation and filing fees, Taxes or assessments to be paid by Purchaser pursuant Section 7.15 hereof, any liability for Taxes under the Montgomery Contract arising prior to the Montgomery Closing Date or under the WMATA Contract arising prior to the WMATA Closing Date;

(iii)                               any liability or obligation arising (whether arising before or after any Closing) under or with respect to any Benefit Plan or any other compensation, policy or arrangement or collective bargaining agreement maintained, contributed to or entered into at any time by Seller or any of its Affiliates prior to such Closing or with respect to the employment of any employee, agent or independent contractor by Seller or any of its Affiliates (whether or not employed by Purchaser after such Closing), including any liability or obligation with respect to workers compensation, unemployment insurance premiums or any claims arising under any federal, state or local tax withholding, employment, labor or discrimination Laws;

(iv)                              any liability or obligation of Seller relating to the operation of Seller prior to the applicable Closing arising by operation of Law under any common Law or statutory doctrine (including successor liability or de facto merger);

(v)                                 any liabilities of Seller to Employees arising out of or triggered by the consummation of the transactions contemplated by this Agreement;

(vi)                              any liability or obligation related to the Montgomery Business, the Montgomery Assets, the WMATA Business or the WMATA Assets arising from facts and circumstances occurring (A) exclusively before the applicable Closing or (B) both before and after the applicable Closing but solely to the extent attributable to the pre-Closing occurrence; and

(vii)                           any Environmental, Health and Safety Liabilities of Seller that may exist or that may arise out of facts or circumstances existing prior to the applicable Closing.

(d)                                 Seller hereby retains all Non-Assumed Liabilities.

Section 1.5                                      Purchase Price Adjustments.

(a)                                  Hanover Working Capital.  The parties acknowledge that, prior to the Hanover Closing, Hanover’s customers have generally made payments directly to Seller and Hanover’s expenses have generally been paid directly by Seller.  Accordingly, the Parties agree that, from and after the Hanover Closing, (i) Seller shall be responsible for the timely payment of all of Hanover’s accounts payable as of the Hanover Closing and (ii) Seller shall be entitled to receive the benefit of all of Hanover’s accounts receivable as of the Hanover Closing and the Hanover WIP.  Any dispute as to which Party is entitled to retain any funds received or as to which Party is obligated to make any payment pursuant to this Section 1.5(a) shall be submitted to the Accountants for resolution, with the Accountants’ determination to be final and binding on both Parties.  The cost of the Accountants shall be borne half by Seller and half by Purchaser.

(b)                                 Equipment Adjustments.  Within three Business Days after each Closing Date, Purchaser and a representative from Seller will perform a count of the applicable assets and prepare a mutually agreed-upon post-closing statement setting forth the MBTA Equipment Adjustment, the LACMTA Equipment Adjustment, the Montgomery Equipment Adjustment or the WMATA Equipment Adjustment (as applicable) as of such Closing Date, utilizing the values set forth on Annexes A-1 through C-3, as applicable.  If the count reveals items of equipment that are not of a type set forth on the applicable Annexes, then the value for such item shall be as agreed upon by Seller and Purchaser.  If the Parties cannot agree on a value for any such item, then Seller shall retain such item and no credit will be given to Seller for it in the applicable adjustment.  Within five Business Days after the date that the post-closing statement is agreed upon a true-up payment in the amount of the applicable adjustment will be paid in cash by Purchaser to Seller (if the adjustment is positive) and by Seller to Purchaser (if the adjustment is negative).

Section 1.6                                      Consent of Third Parties.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third Person, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Seller or Purchaser thereunder.  Seller will use its commercially reasonable efforts to obtain the consent of each such Person for the assignment to Purchaser of any such Contract.

Section 1.7                                      Allocation of Consideration.  The allocation of the Purchase Price among the Acquired Assets and Hanover’s assets shall be as set forth on Schedule 1.7 hereto (the “Allocation”).  The Parties hereto covenant and agree that the Allocation shall be conclusive and final for all purposes of this Agreement.  Purchaser and Seller shall each report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation and cooperate in the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law, or any comparable provisions of state, or local tax Law), with their respective federal, state and local income tax returns for the taxable year that includes the applicable Closing Dates.  Upon each Closing and each post-Closing adjustment to the Purchase Price, Purchaser and Seller will revise the Allocation to reflect any adjustment in the Purchase Price attributable thereto pursuant to Section 1.3(b)(ii), Section 1.3(c)(ii) or Section 1.5.

Section 1.8                                      Taxes, Utilities and Assessments; Other Allocations.  In the case of the Acquired Assets, any ad valorem, property or similar Taxes, any charges for utilities or similar costs or assessments, and other similar periodic charges and all payments under the Contracts shall be prorated on a per diem basis through the applicable Closing Date (based on estimates or the most recent amounts paid), with Seller being responsible for all of such prorated charges attributable to the period on or prior to such Closing Date and Purchaser being responsible for all of such prorated charges attributable to the period after such Closing Date.  Promptly upon receipt, Seller or Purchaser, as appropriate, shall provide the other with copies of all bills for such items for which the other Party is responsible pursuant to this Section 1.8.  The resulting amount payable by Seller or Purchaser shall be paid promptly upon demand by the Party hereto to whom such payment is owed.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to and for the benefit of Purchaser as follows:

Section 2.1                                      Authorization; No Conflicts; Formation.

(a)                                  Seller has full requisite power and authority to execute, deliver and perform this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by Seller, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Seller has taken all necessary actions to authorize the execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by Seller.  The execution, delivery and performance by Seller of this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with or result in the breach of any provision of Seller’s certificate of limited partnership or partnership agreement, (ii) except as set forth on Schedule 2.1, whether after the giving of notice or lapse of time or both, violate or conflict with any provision of, or result in the modification, cancellation, termination or acceleration of, any obligation under, or result in the imposition or creation of any Encumbrances upon Seller, the Acquired Assets, Hanover or any of Hanover’s assets pursuant to any agreement or contract by which Seller, the Acquired Assets, Hanover or any of Hanover’s assets is bound or (iii) violate or conflict with any Law applicable to Seller, the Acquired Assets, Hanover or Hanover’s assets or by which the Acquired Assets or Hanover’s assets may be bound or affected, other than, in the case of clauses (ii) and (iii), such violations or conflicts that would not have a Material Adverse Effect.  This Agreement has been, and the other instruments and documents contemplated hereby to be executed and delivered by Seller at each Closing will, at such Closing, have been, duly executed and delivered by Seller, and constitute (or will constitute at such Closing, as applicable) legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether in equity or at Law).

(b)                                 Seller (i) is a limited partnership Seller duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own and operate the Acquired Assets as they are now being operated, and (iii) is in good standing and is duly qualified to transact business in each jurisdiction in which Seller’s ownership or use of the Acquired Assets requires it to be so qualified, with such exceptions as do not individually or in the aggregate have a Material Adverse Effect.  Other than Hanover, Seller has no Affiliates or any investments in, or joint venture arrangements with, any other Person that materially affects the Acquired Assets.

(c)                                  Hanover (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own and operate its assets as they are now being operated,  and (iii) is in good standing and is duly qualified to transact business in each jurisdiction in which Hanover’s ownership or use of its assets requires it to be so qualified, with such exceptions as do not individually or in the aggregate have a Material Adverse Effect.  Hanover has no Affiliates or any investments in, or joint venture arrangements with, any other Person that materially affects Hanover’s assets.

Section 2.2                                      Absence of Litigation.  Except as set forth on Schedule 2.2, there is no Action pending or, to the Knowledge of Seller, threatened against Seller or Hanover, at Law or in equity, before or by any court, arbitrator, panel or other Government Authority that is related to or affects the Business, the Acquired Assets or Hanover’s assets.  Neither Seller nor Hanover is currently operating under or subject to any order, award, stipulation, judgment, writ, decree, determination or injunction of any arbitrator or Government Authority that is related to or affects the Business, the Acquired Assets or Hanover’s assets.  There is not pending against Seller or Hanover any Action (a) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, (b) seeking to prohibit or limit the ownership or operation by Purchaser of any portion of the Acquired Assets, or (c) which otherwise could reasonably individually or in the aggregate be expected to have a Material Adverse Effect.

Section 2.3                                      Compliance with Laws; Permits; Consents.

(a)                                  Except as set forth on Schedule 2.3(a), Seller is in compliance with all Laws applicable to the Acquired Assets, and Hanover is in compliance with all Laws applicable to its assets, except for such non-compliance as would not individually or in the aggregate have a Material Adverse Effect.

(b)                                 Seller owns, or has full rights under, all Permits, all of which are listed on Schedule 2.3(b)(i) hereto, of any Government Authority which are necessary for the operation of the Acquired Assets as currently operated, except where the absence of which would not have a Material Adverse Effect.  Hanover owns, or has full rights under, all Permits, all of which are listed on Schedule 2.3(b)(ii) hereto, of any Government Authority which are necessary for the operation of Hanover’s assets as currently operated, except where the absence of which would not have a Material Adverse Effect.  Each of the foregoing is in full force and effect, and Seller and Hanover are in compliance with all of their respective obligations with respect thereto, and no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation or early termination of any of the foregoing, with such exceptions as do not individually or in the aggregate have a Material Adverse Effect.

(c)                                  Except as set forth in Schedule 2.3(c) hereto, no filing, consent, waiver, approval or authorization of any Government Authority or of any third Party is required to be made or obtained on the part of Seller or Hanover in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except for such filings, consents, waivers, approvals or authorizations the failure of which to obtain would, individually or in the aggregate, not have a Material Adverse Effect.

Section 2.4                                      Acquired Assets; Title.

(a)                                  Seller has good and marketable title to all of the tangible assets included in the Acquired Assets free and clear of all Encumbrances, except for (i) liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty, (ii) Encumbrances arising by or through Purchaser, (iii) Encumbrances listed on Schedule 2.4(a) hereto and (iv) such minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the operation of the Acquired Assets, taken as a whole, (collectively, “Permitted Encumbrances”).  Except as set forth in Schedule 2.4(a), there is no financing statement under the UCC or any security agreement authorizing any secured Party to file any such financing statement with respect to any of the Acquired Assets.  At each Closing, Seller will convey to Purchaser good title to all of the tangible assets included in the Acquired Assets applicable to such Closing, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)                                 Seller owns 100% of the issued and outstanding membership interest of Hanover and there are no other outstanding equity interests in Hanover.  Except as set forth in Schedule 2.4(b) hereto, Hanover owns all of the spare parts, convenience spare parts, tools and vehicles that are necessary for the conduct of the Business as currently conducted by Hanover on the date of this Agreement.  Hanover has good and marketable title to all of its tangible assets free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth in Schedule 2.4(b), there is no financing statement under the UCC or any security agreement authorizing any secured Party to file any such financing statement with respect to any of Hanover’s assets.  At the Closing, Seller will convey to Purchaser good title to the Hanover Interest, free and clear of all Encumbrances.

Section 2.5                                      Labor; Employee Benefits.

(a)                                  Schedule 2.5(a) hereto sets forth a complete and correct list of the name, job title, base salary or wage rate, bonus entitlement and any compensatory benefits of each of Seller’s current Employees whose work is primarily related to the Acquired Assets or to Hanover, and whether or not each such Employee is actively at work and, if not, the reason that such Employee is not actively at work, including, without limitation, any stock option, stock purchase, stock award, deferred compensation, profit sharing, incentive compensation, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance plan, policy or arrangement in which such current Employees participate.  Hanover has no employees and does not maintain or contribute to any Benefit Plans.

(b)                                 Except as set forth in Schedule 2.5(b), no Employees are represented by a union or other labor organization or association, and to the Knowledge of Seller, no such organizing efforts are now being conducted with respect to the Employees.  Seller has not, at any time during the preceding three years, had a strike, work stoppage or work slowdown, nor, to the Knowledge of Seller, is any such action threatened.  Seller is not involved in nor, to the Knowledge of Seller, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the Employees.

(c)                                  As it relates to the Business, Seller has fully complied with the verification requirements and the recordkeeping requirements of IRCA; the information and documents on which the Seller relied in complying with IRCA are true and correct; and there have not been any discrimination complaints filed against Seller pursuant to IRCA.

Section 2.6                                      No Brokerage.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the other documents contemplated by this transaction or the transactions contemplated hereby or thereby based upon any agreements, written or oral, made by or on behalf of Seller or Hanover.

Section 2.7                                      Environmental Matters.

Except as set forth in Schedule 2.7 and except in each case as would not have a Material Adverse Effect:

(a)                                  Seller, with regard to its operation of the Acquired Assets, and Hanover, are and at all times have been, in compliance with, and have not been and are not in violation of or liable under, any Environmental Law;

(b)                                 Neither Seller nor Hanover has received any actual or threatened notice or other communication from (i) any Person acting in the public interest, or (ii) the current or prior owner or operator with respect to the Acquired Assets or any of Hanover’s assets, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Acquired Assets or other property or asset (whether real, personal or mixed) in which Seller or Hanover has or has had an interest, or with respect to any property at or with respect to any Release of Hazardous Materials;

(c)                                  Seller has no Knowledge of or any basis to reasonably expect, nor has it received, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Health and Safety Liabilities with respect to the Acquired Assets or Hanover’s assets;

(d)                                 Seller has no Knowledge of Environmental, Health and Safety Liabilities with respect to the Acquired Assets or Hanover’s assets;

(e)                                  Seller has no Knowledge that there are any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls on any of its properties related to the Acquired Assets or on any of Hanover’s properties.

Section 2.8                                      Financial Statements.

(a)                                  Attached hereto as Schedule 2.8(a) are true, correct and complete copies of an unaudited pro forma financial statement for the Business for the year ended December 31, 2008 and an unaudited pro forma balance sheet for the Business at December 31, 2008 (the “Financial Statements”).

(b)                                 Except as set forth in Schedule 2.8(b), the Financial Statements, for purposes of this Section 2.8, are in accordance with the books and records of Seller and Hanover and have been prepared in accordance generally accepted accounting principles consistently applied during such periods and present fairly the financial position and results of operations of the Business as conducted by Seller and Hanover on a consolidated basis as of the dates and for the periods indicated.

(c)                                  Hanover has no obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such an obligation, liability or commitment, except for (i) obligations, liabilities and commitments reflected or reserved against in the unaudited consolidated balance sheet of the Business at December 31, 2008 (the “Balance Sheet Date”) included in the Financial Statements (the “Balance Sheet”), (ii) obligations, liabilities and commitments that are not of a nature required by GAAP to be reflected on the Balance Sheet and (iii) current liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

Section 2.9                                      Absence of Certain Changes.  Except as contemplated herein or as set forth on Schedule 2.9 hereto, since December 31, 2008, Seller has operated the Acquired Assets and Hanover has operated only in the Ordinary Course of Business, and there has been no:

(a)                                  event or occurrence that individually or in the aggregate has caused a Material Adverse Effect;

(b)                                 physical damage, destruction or loss in an amount exceeding $20,000 in the aggregate affecting the Acquired Assets or Hanover’s assets which is not covered by insurance or remedied within thirty (30) days;

(c)                                  increase in compensation payable or to become payable to any Employee, or any bonus payment made or promised to any Employee, or any material change in personnel policies, insurance benefits, Benefit Plans or other compensation arrangements affecting the Employees (other than increases in wages and salaries or bonus payments made in the Ordinary Course of Business);

(d)                                 waiver of any rights of Seller or Hanover under any Contract;

(e)                                  mortgage, pledge or subjection to any Encumbrance (other than Permitted Encumbrances) of any of the Acquired Assets or on any of Hanover’s assets;

(f)                                    sale or transfer of the Acquired Assets or, except in the Ordinary Course of Business, any of Hanover’s assets;

(g)                                 entrance into any material transaction regarding the Acquired Assets or Hanover’s assets other than in the Ordinary Course of Business;

(h)                                 any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slow-downs or other labor disputes or disturbances or any Material Adverse Change in relations with Employees; or

(i)                                     any authorization, approval, agreement or commitment to do any of the foregoing.

Section 2.10                                Taxes.

(a)                                  Except as set forth on Schedule 2.10 and as would not have a Material Adverse Effect, Hanover has timely filed all material Returns which are required to be filed by it, which returns and reports are true, correct and complete in all material respects, and paid all Taxes that are required to be paid by Hanover or (except for Taxes that are Permitted Encumbrances) to which the Acquired Assets are or may be subject.

(b)                                 There are no material Actions now pending, nor, to the Knowledge of Seller, except as set forth on Schedule 2.10, are there any material Actions pending or proposed against Hanover, nor are there any pending audits by, the IRS or other Government Authority relating to any Taxes or assessments, or any claims or deficiencies asserted with respect thereto, that could result in a lien on Hanover or its assets.

(c)                                  Hanover has duly and timely complied with all applicable Laws, rules and regulations with respect to the withholding of Taxes, remittance to Taxing Authorities of withheld Taxes, and reporting in respect of employee wages and other payments to employees and other Persons for all periods.

Section 2.11                                Contracts.

(a)                                  The compact disc attached to Schedule 2.11 contains true, correct and complete copies of all Contracts.  Except as contemplated in this Agreement or as set forth on Schedule 2.11 or with such exceptions as would not individually or in the aggregate have a Material Adverse Effect:

(i)                                     each of the Contracts is valid and binding on and enforceable against Seller or Hanover (as applicable) in accordance with its terms and on and against the other Parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court of competent jurisdiction, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether in equity or at Law);

(ii)                                  neither Seller, nor Hanover nor, to the Knowledge of Seller, any other Party to any Contract, is in breach or default under any Contract;

(iii)                               neither Seller nor Hanover has waived any right under any Contract;

(iv)                              no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach or default under any Contract;

(v)                                 assignment of the Montgomery Contract to Purchaser pursuant to the Montgomery Contract Assignment will not constitute a breach of the Montgomery Contract;

(vi)                              assignment of the WMATA Contract to Purchaser pursuant to the WMATA Contract Assignment will not constitute a breach of the WMATA Contract; and

(vii)                           to Seller’s Knowledge, there are no unresolved disputes under any of the Contracts.

(b)                                 There are no contracts or agreements to which Seller or Hanover is a Party or under which Seller, the Acquired Assets, Hanover or Hanover’s assets are in any way bound that in any way would exclude or restrict Purchaser or any of its Affiliates upon consummation of the transactions contemplated hereby, from competing in any form of business or other activity in any geographic area.

Section 2.12                                OSHA Matters.  Hanover is in compliance with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar Laws or regulations of any state or local jurisdiction (“OSHA”).  Hanover has not received any citation from any Government Authority, including, without limitation, the Occupational Safety and Health Administration or any Government Authority inspector setting forth any respect in which the facilities or operations of Hanover are not in compliance with OSHA, or the regulations under such act, which non-compliance has not been corrected or remedied to the satisfaction of any Government Authority or inspector.  Schedule 2.12 hereto sets forth a list of all citations heretofore issued to Hanover under OSHA and correspondence from and to any Government Authority and any Government Authority inspectors during the past five years related to the Business.

Section 2.13                                Absence of Certain Business Practices.  Neither Seller nor Hanover nor any manager, officer, employee, agent or Affiliate of Seller or Hanover, acting on Seller or Hanover’s behalf has, directly or indirectly, (a) since December 31, 2006, given any gift or similar benefit to any customer, supplier, competitor or employee or official of any Government Authority with regard to the Acquired Assets or Hanover’s assets which would subject Seller or Hanover to any damage or penalty in any civil, criminal or governmental litigation or proceeding and which would have a Material Adverse Effect, or (b) acted in any other unlawful manner with regard to the Acquired Assets or Hanover’s assets with, to, or in connection with Seller’s or Hanover’s customers, suppliers, or competitors which would have a Material Adverse Effect.

Section 2.14                                Insurance.  Schedule 2.14 lists as of the date of this Agreement all policies of property, fire, casualty, liability, business interruption workmen’s compensation and other forms of insurance of any kind relating to the Business as conducted by Seller and Hanover (the “Insurance Policies”).  ACORD Certificates of all Insurance Policies have been made available to Purchaser.  All of the Insurance Policies are in full force and effect and are maintained with reputable insurance carriers, and Seller has made all payments required to maintain the Insurance Policies in full force and effect.  Seller has not received notice of default under any Insurance Policy, nor has it received written notice or, to the Seller’s Knowledge, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 2.15                                Suppliers.  Neither Seller nor Hanover is required to provide bonding or any other security arrangements in connection with any transactions with any of its suppliers.  Schedule 2.15 lists all material suppliers of the Seller and Hanover related to the Business for the fiscal year ended December 31, 2008.  Neither Seller nor Hanover has received any written or, to the Knowledge of the Seller, oral notice from any suppliers on Schedule 2.15 to that effect that any such suppliers will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to supplies provided to Seller or Hanover related to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise.)

Section 2.16                                LACMTA CLAIM.  The LACMTA Claim represents a bona fide claim that Seller and Hanover have property investigated and asserted in good faith.  Neither Hanover nor Seller has used any false or fraudulent records to support the LACMTA Claim.

Section 2.17                                No Other Representations or Warranties; Schedules.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS MODIFIED BY THE SCHEDULES HERETO), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, ITS AFFILIATES, THE BUSINESS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, AND THE ACQUIRED ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II HEREOF (AS MODIFIED BY THE SCHEDULES HERETO), SELLER (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE ACQUIRED ASSETS, THE CUSTOMER-OWNED EQUIPMENT OR ANY OTHER ASSETS OR EQUIPMENT AT OR IN USE AT ANY FACILITY, WHETHER OR NOT OWNED BY SELLER OR HANOVER (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

Section 2.18                                Disclosure.  Copies of all documents and other written information on the CD attached to Schedule 2.11 are true and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder.  To the Knowledge of Seller, the documents and other written information on the CD attached to Schedule 2.11 do not omit any material facts necessary, in light of the circumstances under which such information is furnished, to make the statements set forth therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to and for the benefit of Seller as follows:

Section 3.1                                      Incorporation; Authorization.

(a)                                  Purchaser has full requisite power and authority to execute, deliver and perform this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by Purchaser, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by Purchaser.  The execution, delivery and performance by Purchaser of this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with or result in the breach of any provision of Purchaser’s certificate of incorporation or bylaws or (ii) whether after the giving of notice or lapse of time or both, violate or conflict with any provision of, or result in the modification, cancellation, termination or acceleration of, any obligation under, or result in the imposition or creation of any Encumbrances upon Purchaser or its assets pursuant to any agreement or contract by which Purchaser or its assets are bound (iii) violate or conflict with any Law applicable to Purchaser or any other restriction of any kind or character to which Purchaser is subject, other than, in the case of clauses (ii) and (iii), such violations or conflicts that would not have a Material Adverse Effect on Purchaser.  This Agreement has been, and the other instruments and documents contemplated hereby to be executed and delivered by Purchaser at each Closing will, at such Closing, have been, duly executed and delivered by Purchaser, and constitute (or will constitute at such Closing, as applicable) legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether in equity or at Law).

(b)                                 Purchaser (i) is a corporation, duly formed, validly existing and in good standing under the Laws of the State of California, (ii) and has all requisite corporate power and authority to own and operate the Acquired Assets and to carry on the Business as it is now being conducted, and (iii) upon each Closing, shall be in good standing and duly qualified to transact business in each jurisdiction in which Purchaser’s ownership or use of the Acquired Assets applicable to such Closing requires it to be so qualified.

Section 3.2                                      No Brokerage.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the other documents contemplated by this transaction or the transactions contemplated hereby or thereby based upon any agreements, written or oral, made by or on behalf of Purchaser.

Section 3.3                                      No Breaches.  Purchaser is unaware of any breaches of the representations, warranties or covenants made by Seller in Article II hereof.

Section 3.4                                      Condition of Tangible Assets.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE II (AS MODIFIED BY THE SCHEDULES HERETO AS SUPPLEMENTED OR AMENDED), AND PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED THEREIN, THE ACQUIRED ASSETS AND THE TANGIBLE ASSETS COVERED BY THE CONTRACTS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS, AND PURCHASER IS ACCEPTING ALL ASSETS OR EQUIPMENT AT OR IN USE AT ANY FACILITY, WHETHER OR NOT OWNED BY SELLER OR HANOVER IN THEIR CURRENT CONDITION ON AN “AS IS,” “WHERE IS” BASIS.

Section 3.5                                      Investor Representations.

(a)                                  Purchase Entirely for Own Account.  This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Seller, which by Purchaser’s execution of this Agreement Purchaser hereby confirms, that the Hanover Interest to be purchased by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to the Hanover Interest.

(b)                                 Reliance Upon Purchaser’s Representations.  Purchaser understands that the Hanover Interest is not, at the time of the Hanover Closing may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof or other available exemption thereunder, and that the Seller’s reliance on such exemption is based on Purchaser’s representations set forth in this Agreement.  Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, Purchaser intends to acquire the Hanover Interest only for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise.  Purchaser has no such intention.

(c)                                  Receipt of Information.  Purchaser has received and reviewed information about Hanover.  Purchaser further represents that through its representatives it has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the Hanover Interest and the business, properties, prospects and financial condition of Hanover and to obtain additional information (to the extent Seller possessed such information or could acquire it without unreasonable effort or expense) requested by Purchaser.  The foregoing, however, does not limit or modify the representations and warranties of Seller in Article II of this Agreement or the right of Purchaser to rely thereon.

(d)                                 Investment Experience.  Purchaser is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Hanover Interest.  Purchaser has not been organized for the purpose of acquiring the Hanover Interest.

(e)                                  Accredited Investor.  Purchaser represents and warrants that it is an “Accredited Investor,” as such term is defined in Rule 501(a) of Regulation D of the Securities Act.

(f)                                    Restricted Securities.  Purchaser understands that the Hanover Interest may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Hanover Interest or an available exemption from registration under the Securities Act, the Hanover Interest must be held indefinitely.  In particular, Purchaser is aware that the Hanover Interest may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 is the availability of current information to the public about Hanover.  Such information is not now available and Hanover has no present plans to make such information available.

Section 3.6                                      No Other Representations or Warranties; Schedules.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SCHEDULES HERETO), NEITHER PURCHASER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PURCHASER, ITS AFFILIATES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, PURCHASER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PURCHASER, ANY AFFILIATE OF PURCHASER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III HEREOF (AS MODIFIED BY THE SCHEDULES HERETO), PURCHASER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO SELLER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF PURCHASER OR ANY OF ITS AFFILIATES).

ARTICLE IV
COVENANTS

Section 4.1                                      Conduct of Business.  Except as otherwise specifically permitted by this Agreement or with the prior written consent of Purchaser, from and after the date of this Agreement and until the applicable Closing Date for the respective Acquired Assets, Seller agrees that:

(a)                                  Except as otherwise contemplated pursuant to this Agreement, Seller shall operate the Acquired Assets and the Business as currently operated and only in the Ordinary Course of Business;

(b)                                 Except as otherwise contemplated pursuant to this Agreement, Seller shall use its commercially reasonable efforts to preserve the Acquired Assets intact, to keep available to Purchaser the services of the Transferred Employees, to preserve for Purchaser the good will of the suppliers, distributors, customers and others having business relationships with respect to the Acquired Assets and the Business and to continue in full force and effect without material modification any existing policies or binders of insurance currently maintained by Seller;

(c)                                  Seller shall promptly inform Purchaser in writing of any specific event or circumstance of which it has or obtains Knowledge, that has or is reasonably likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect;

(d)                                 Except as otherwise contemplated pursuant to this Agreement, Seller shall not:

(i)                                     change or modify in any respect existing inventory management or credit and collection policies, procedures and practices with respect to accounts receivable related to the Contracts without first notifying Purchaser;

(ii)                                  enter into any contract or commitment, waive any right or enter into any other transaction related to the Contracts without first notifying Purchaser;

(iii)                               mortgage, pledge or subject to any Encumbrance (other than Permitted Encumbrances) any of the Acquired Assets;

(iv)                              change any compensation or benefits or grant any new compensation or benefits payable to or in respect of any Employee (except, for regularly scheduled merit increases or incentive payments in the Ordinary Course of Business);

(v)                                 sell, lease or otherwise transfer any assets necessary in, or otherwise material to the operation of, the Acquired Assets which would otherwise constitute Acquired Assets, except for inventory in the Ordinary Course of Business; or

(vi)                              engage in any practice or take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties of Seller contained herein.

Section 4.2                                      Further Assurances.  Each Party hereto covenants from the date of this Agreement to the applicable Closing Date (and subject to the other terms of this Agreement):

(a)                                  to cooperate with each other in determining whether filings are required to be made with or consents required to be obtained from any Government Authority in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and to obtain timely any such consents (each Party hereto shall furnish to the other and to the other’s counsel all such information as may be reasonably required in order to effectuate the foregoing action);

(b)                                 to keep the other Parties informed of any material communications received by such Party from, or given by such Party to, any Government Authority and to consult with the other Parties in advance of any meeting or conference with any Government Authority, unless legal counsel for such Party advises otherwise;

(c)                                  to use commercially reasonable efforts and cooperate with the other Parties hereto to obtain all consents required from third Persons, whose consent or approval is required pursuant to any Contract or otherwise to consummate the transactions contemplated hereby; and

(d)                                 without limiting the specific obligations of any Party hereto under any covenant or agreement hereunder, to use commercially reasonable efforts to take all action and do all things necessary in order to promptly consummate the transactions contemplated hereby, including, without limitation, satisfaction, but not waiver, of the Closing conditions set forth in Article V.

Section 4.3                                      Public Announcements.  Each Party shall not issue, or permit any of its agents or Affiliates to issue, any press releases or otherwise make, or permit any of its respective agents or Affiliates to make, any public or other statements, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that, to the extent a Party is legally compelled to do so, such Party shall be permitted to issue, or permit its agents or Affiliates to issue, any press release or otherwise make any of its respective agents or Affiliates to make, any public or other statements, with respect to this Agreement and the transactions contemplated hereby without prior written consent of the other Party.  Prior to the Closing, the Parties will work together to develop a mutually acceptable joint transaction closing press release.

Section 4.4                                      Covenant Not to Compete; Non-Solicitation.

(a)                                  Definitions.

(i)                                     The “Restricted Period” means the period commencing on September 1, 2009 and continuing throughout the period ending forty-eight (48) months after each of the respective Closing Dates, but only so long as the Purchaser or any Person deriving title to the goodwill of the Acquired Assets or the ownership interest of Purchaser in the Acquired Assets carries on a like business to the Business within the Restricted Geographic Areas.

(ii)                                  The “Restricted Geographic Area” means all of the geographic areas where MBTA, LACMTA, Montgomery County (but only if the Montgomery Closing occurs) and WMATA (but only if the WMATA Closing occurs) currently provide transportation services.

(iii)                               A “Competing Business” means a business other than Purchaser or Hanover that operates or maintains natural gas fueling stations or facilities for MBTA, LACMTA, Montgomery County (but only if the Montgomery Closing occurs) or WMATA (but only if the WMATA Closing occurs), but does not include designing, constructing or fabricating or selling compression or process equipment that could be used in natural gas fueling stations or facilities.

(iv)                              “Material Interest” means an interest of more than 1% of a Competing Business’ voting capital stock if such Competing Business is publicly traded and, with respect to a non-public Competing Business, an interest of:  (A) fifteen (15) percent or more regardless of the form of the interest; or (B) an interest of less than fifteen (15) percent that includes material control rights.

(v)                                 “Parent of Seller” means Exterran Holdings, Inc., the entity that owns and controls Exterran Energy Solutions L.P. and shall include all other subsidiaries and related entities controlled by such entity.  For all purposes in this Section 4.4 only, the term “Seller” shall include Parent of Seller and Seller and Parent of Seller shall each be subject to compliance with the covenants contained in this Section 4.4.

(b)                                 Non-Competition. During the applicable Restricted Period, Seller shall not, directly or indirectly engage or take steps to engage (whether as owner, operator, equity holder, manager, consultant, agent, contractor, subcontractor or employee) in any Competing Business within the applicable Restricted Geographic Area.  For the purposes of the foregoing, Seller shall not be in breach of this Section 4.4 for any of the following: (i) the ownership of less than a Material Interest or (ii) the contracting or subcontracting of services other than compressed natural gas operations or maintenance services to a Competing Business.

(c)                                  Non-Solicitation.

(i)                                     During the applicable Restricted Period, Seller shall not, directly or indirectly, solicit any employee or consultant of Purchaser who was an employee or consultant of Seller as of such applicable Closing Date to become an employee or consultant or otherwise provide services to Seller or any Competing Business, which means that Seller will not disclose the names, compensation, contacts, backgrounds or qualifications of any such employees or consultants of Purchaser or otherwise identify them as potential candidates for employment or to provide services; or personally or through any other Person approach, recruit, interview or otherwise solicit such employees or consultants of Purchaser to terminate their employment or consultant relationship.  The prohibitions contained in this Section 4.4(c)(i) shall not apply to an employee or independent contractor who initiates contact with Seller or one of its Affiliates with regard to employment or who responds to an advertisement for employment in a publication of general circulation.

(ii)                                  During the applicable Restricted Period, Purchaser shall not, directly or indirectly, solicit any employee or consultant of Seller (other than the Transferred Employees) to become an employee or consultant or otherwise provide services to Purchaser, which means that Purchaser will not disclose the names, compensation, contacts, backgrounds or qualifications of any employees or consultants of Seller or otherwise identify them as potential candidates for employment or to provide services; or personally or through any other Person approach, recruit, interview or otherwise solicit employees or consultants of Seller to terminate their employment or consultant relationship with Seller.  The prohibitions contained in this Section 4.4(c)(ii) shall not apply to an employee or independent contractor who initiates contact with Purchaser or one of its Affiliates with regard to employment or who responds to an advertisement for employment in a publication of general circulation.

(iii)                               During the applicable Restricted Period, Seller agrees that it will not, either individually or in conjunction with any other Person, directly or indirectly:  (A) solicit the business of MBTA, LACMTA, Montgomery County (but only if the Montgomery Closing occurs) or WMATA (but only if the WMATA Closing occurs) as it relates to the operation and/or maintenance of natural gas fueling stations or facilities; or (B) respond in any way to any Request for Proposal (RFP) generated by MBTA, LACMTA, Montgomery County (but only if the Montgomery Closing occurs)  or WMATA (but only if the WMATA Closing occurs)  as it relates to the operation and/or maintenance of natural gas fueling stations or facilities, and not to the design, construction or fabrication or sale of compression or process equipment that could be used in, natural gas fueling stations or facilities.

(d)                                 General.

(i)                                     The noncompetition covenants in this Agreement shall be deemed to apply to each geographic area separately and shall be severable as to each such geographic area.  It is the desire and intent of the Parties that the provisions of this Section 4.4 shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought.  If any court determines that any provision of this Section 4.4 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable.  It is the intention of the Parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 4.4 in the jurisdiction of the court that has made the adjudication.

(ii)                                  The Parties acknowledge and agree that the restrictions contained in Sections 4.4(a), (b) and (c) are a reasonable and necessary protection of the immediate interests of Purchaser or Seller, as applicable, and any violation of these restrictions would cause substantial injury to Purchaser or Seller, as applicable, and that Purchaser or Seller, as applicable, would not have entered into this Agreement without receiving the additional consideration offered by Seller or Purchaser, as applicable, in binding itself to these restrictions.  In the event of a breach or a threatened breach by Seller or any Affiliate of these restrictions, Purchaser shall be entitled to an injunction restraining Seller or any Affiliate of same from such breach or threatened breach without having to establish monetary damage or post a bond or other security; provided, however, that the right to injunctive relief shall not be construed as prohibiting Purchaser from pursuing any other available remedies for such breach or threatened breach.

Section 4.5                                      Seller Name.  Purchaser shall not have any right, title or interest in any trade names, trademarks, identifying logos or service marks employing the words “Exterran”, “Hanover” or “Universal Compression” or any variation thereof; provided, however, that for a transition period of no more than 30 days after each Closing Date, Purchaser may use such names but only in the operation of the applicable portion of the Business and for no other purpose.  Purchaser may, however, use the words “formerly known as Hanover Compressed Natural Gas Services, LLC” in conjunction with Hanover’s new name.  Furthermore, Purchaser shall have no right to the corporate name “Hanover Compressed Natural Gas Services” and agrees within five (5) Business Days after the Hanover Closing to file (a) an amendment to the Certificate of Formation of Hanover in Delaware changing the name of the company to a name that does not include the words “Hanover”, “Exterran” or “Universal Compression” and (b) appropriate documentation in any other jurisdiction in which Hanover is qualified as a foreign entity.

Section 4.6             Investigation.  From the date hereof until each Closing, Seller shall give Purchaser and its representatives (including Purchaser’s accountants, consultants, counsel, employees and authorized agents), upon reasonable notice and during normal business hours, reasonable access to the applicable Contract and the books and records relating to the applicable Acquired Assets.  Any such investigation and examination shall be conducted under reasonable circumstances and shall be subject to restrictions under applicable Law.  Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller and its Affiliates to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Business or operation of the Acquired Assets.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller or any of its Affiliates to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Seller or any of its Affiliates is bound.  Notwithstanding anything to the contrary contained herein, prior to the applicable Closing with respect to a Contract, without the prior written consent of Seller, which may be withheld for any reason, (a) Purchaser shall not contact any suppliers to, or customers of, Seller related to such Contract or any of the Parties to such Contract, including, without limitation, the applicable transit authorities, and (b) Purchaser shall have no right to perform invasive or subsurface investigations of the properties of Seller or any of its Affiliates or of the Facilities related to such Contract.  No investigation or receipt of information by Purchaser pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller under this Agreement or the conditions to the obligations of Purchaser under this Agreement.

Section 4.7             Taxes.

(a)           Seller, on the one hand, and Purchaser, on the other hand, shall (a) each provide the other with such assistance and information as may reasonably be requested in connection with the preparation of any Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes, (b) each retain and provide the other with any records or other information which may be relevant to such Return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of Seller for any period.  State or local Taxes imposed upon Hanover shall be apportioned between pre- and post-Hanover Closing Date Tax Periods based on a closing of the books of the relevant entity as of the Hanover Closing Date, provided that (i) any Taxes incurred or arising by reason of transactions occurring on or before the Closing Date shall be treated as occurring in a pre-Closing Date Tax Period and (ii) Taxes based on items of depreciation and amortization for any Straddle Period or based on existence or operation within a tax jurisdiction for a length of time, shall be allocated on a daily pro rata basis.  Purchaser shall be responsible for filing state or local Returns with respect to Taxes for any Straddle Period that are imposed on Hanover.

(b)           Purchaser will cause Hanover to timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Returns for Hanover for any Straddle Period (the “Straddle Period Returns”).  Purchaser will provide Seller with copies of any Straddle Period Returns at least 60 days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax Period ending on the Hanover Closing Date (the “Pre-Closing Taxes”).  If Seller agrees with the Straddle Period Return and Straddle Statement, then Seller shall pay to Purchaser, not later than 5 Business Days before the due date for the payment of Taxes with respect to such Straddle Period Return, an amount equal to the Pre-Closing Taxes as shown on the Straddle Statement.  If, within 20 days after the receipt of the Straddle Period Return and Straddle Statement, Seller (a) notifies Purchaser that Seller disputes the manner of preparation of the Straddle Period Return or the Pre-Closing Taxes calculated in the Straddle Statement and (b) provides Purchaser with a statement setting forth in reasonable detail Seller’s computation of the Pre-Closing Taxes and proposed form of the Straddle Period Return and Straddle Statement, then Purchaser and Seller shall attempt to resolve their disagreement within 5 days following Seller’s notification of Purchaser of such disagreement.  If Purchaser and Seller are not able to resolve their disagreement, then the dispute shall be submitted to the Accountants.  The Accountants will resolve the disagreement within 30 days after the date on which they are engaged or as soon as possible thereafter.  The determination of the Accountants shall be binding on the Parties.  The cost of the services of the Accountants will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants.  If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by Seller and half by Purchaser.

Section 4.8             Confidentiality.  Each of the Parties will treat as confidential and keep secret the affairs of the other Party and its Affiliates (including, without limitation, information about processes, procedures, techniques, know-how, pricing and other similar proprietary and confidential information) and, at any time before or after any Closing Date, will not, without the prior written consent of the other Party or such Affiliate, as the case may be, disclose, furnish or make known or accessible to or use for the benefit of anyone, any information of any confidential nature relating in any way to the Acquired Assets or the Business while such Acquired Assets or Business are owned or operated by the other Party, unless such information is otherwise publicly available or except as may be required by any Law, including disclosures required by any rules and regulations promulgated by the Securities and Exchange Commission,  to which the Parties are bound or subject.  Notwithstanding the foregoing, each of the Parties shall be free to disclose any such information or data to their representatives or in order to establish such Party’s position in any legal proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of any of the transactions contemplated hereby to be consummated.  Prior to any disclosure pursuant to the preceding sentence, each of the Parties shall give reasonable prior notice to the other Party of such intended disclosure and if requested by the other Party, shall use reasonable efforts to obtain a protective order or similar protection for the other Party and its Affiliates.  The Parties agree that following execution of this Agreement, at a time and date agreed to by Seller and Purchaser, Purchaser will issue a press release announcing the transactions covered by this Agreement.

Section 4.9             Employees.

(a)           Purchaser’s intention is, at or prior to each Closing, to offer employment to all of the Employees identified on Schedule 4.9.  Purchaser and Seller shall together coordinate the process by which the Transferred Employees are offered employment with Purchaser and the transition of the Transferred Employees from Seller to Purchaser.  Such offers will be for employment commencing as of the applicable Closing Date and consistent with Section 4.9(b), and otherwise on such terms and conditions as Purchaser determines in its sole discretion.  The employees of Seller who accept such offers are referred to herein as (“Transferred Employees”).  Seller will terminate its employment arrangement with each of the Transferred Employees effective as of the applicable Closing Date.  For the purpose of clarity, Purchaser shall have no liability whatsoever with respect to any employee of Seller that does not receive or accept an offer of employment from Purchaser.

(b)           For purposes of determining eligibility (but not benefit accrual) under the Benefit Plans of Purchaser providing benefits to the Transferred Employees (the “Purchaser Plans”) on the basis of seniority, Purchaser shall credit each Transferred Employee with his or her years of service with Seller, its Affiliates and any predecessor entities.  The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions.  Except as required by applicable Law, Seller shall be responsible for all liabilities with respect to Transferred Employees attributable to their accrued and unused vacation, sick days and personal days through the date of assignment.

(c)           Purchaser shall indemnify and hold Seller and its Affiliates harmless with respect to any Transferred Employee from (i) any employment-related liability with respect to employment after the Closing Date applicable to such Transferred Employee and (ii) any liability relating to, arising under or in connection with any Purchaser Plan and any liability under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in each case arising after the Closing Date.

(d)           Seller shall indemnify and hold Purchaser and its Affiliates harmless with respect to any Transferred Employee from (i) any employment-related liability with respect to employment prior to the Closing Date applicable to such Transferred Employee and (ii) any liability relating to, arising under or in connection with any Benefits Plans of Seller and any liability under COBRA, in each case arising prior to the Closing Date.

Section 4.10           Health Care Continuation Coverage.  Seller shall be required to maintain its “group health plan” (as defined in Section 5000(b)(1) of the Code) following the Closing for purposes of complying with the requirements under Section 4980B(f) of the Code or any other similar Laws providing for continuation coverage with respect to any Employees that are or become “M&A qualified beneficiaries” (determined in accordance with Treasury Regulation §54.4980B-9, Q&A 4) as a result of the transactions contemplated by this Agreement.

Section 4.11           Supplementation of Schedules.  The Parties shall have the right, from time to time prior to or at any Closing, by written notice to the other Party, to supplement or amend the schedules qualifying their respective representations and warranties in this Agreement or to add a schedule to qualify a representation or warranty for which no schedule is provided as of the date hereof.  For all purposes of this Agreement, including the determination of whether the conditions to closing contained in Section 5.1(a), Section 5.2(a), Section 5.3(a) or Section 5.4(a) have been satisfied, the schedules shall be deemed to include only that information contained therein on the date hereof, and shall be deemed to exclude any information contained in a supplement or amendment, but if any Closing occurs, then all matters disclosed pursuant to any supplement or amendment at or prior to such Closing shall be waived and no claim for indemnity under this Agreement shall be permitted with respect to the information included in any such supplement or amendment.  Notwithstanding the foregoing, matters or information disclosed pursuant to any supplement or amendment to the schedules after any Closing hereunder shall not invalidate any otherwise valid claim for indemnity relating to such Closing or the period prior to such Closing with respect to such matter or information disclosed in any such supplement or amendment.

Section 4.12           Replacement of Seller Credit Support.  All items of Seller Credit Support are described in Schedule 4.12.  Purchaser shall assist Seller in obtaining, effective as of each Closing Date, the release of all of the Seller Credit Support related to the applicable Contract(s), in form and substance satisfactory to Seller, and, at such Closing, shall return or reimburse Seller for any such cash deposits and replace all bonds, letters of credit, guarantees and other surety arrangements and credit assurances provided, funded or otherwise supported by Seller or its Affiliates.  In the event Purchaser is unable to obtain all such releases and the return of all such bonds, letters of credit, guarantees and other credit support vehicles, then Seller may, in Seller’s sole discretion, permit Purchaser to (a) secure such obligations by providing to Seller and its Affiliates at such Closing back-to-back irrevocable stand-by letters of credit issued by nationally recognized financial institutions (or other back-to-back credit support) reasonably acceptable to Seller for the benefit of Seller and such Affiliates with respect to each item of Seller Credit Support that remains in effect on and after such Closing Date, reasonably satisfactory in form and substance to Seller in its sole discretion, for the full amount and time period that Seller or its Affiliates are liable in respect of any such remaining Seller Credit Support or obligated to perform thereunder (b) reimburse Seller for the out-of-pocket cost of maintaining existing Seller Credit Support in place from and after the applicable Closing Date and (c) use its commercially reasonable efforts after such Closing Date to obtain all such releases and returns as soon as reasonably practicable.

Section 4.13           Intentionally Omitted.

Section 4.14           Insurance.  The Parties and Hanover shall secure and maintain insurance with respect to each Facility and each Contract for the duration of the Contract applicable to such Facility or Contract to the extent and as set forth on Schedule 4.14.

Section 4.15           Notification.  Each Party shall promptly notify the other Party in writing as to any failure or inability on the part of the notifying Party to comply with any of its covenants contained in this Article IV.

Section 4.16           Cooperation Regarding Programmable Logic Controller.  Seller and its Affiliates will make available to Purchaser the source code and any other information Purchaser may need in order to revise, amend, enhance or augment the custom software program(s) used in connection with the programmable logic controller/computer used by Seller and/or Hanover in connection with the Acquired Assets and the Business.  Seller will also make available to Purchaser its and/or its Affiliates programmers to provide reasonable programming assistance to Purchaser on an “as needed” basis, not to exceed eight hours per week, at the hourly rates set forth on Schedule 4.16 for a period of two months following the Hanover Closing.

Section 4.17           Intentionally Deleted.

Section 4.18           Contract Extensions; Notice of Certain Events.

(a)           Purchaser may not extend the term of the Montgomery Contract without the prior written consent of Seller which may be withheld for any reason or no reason.

(b)           Purchaser may not extend the term of or perform work under the WMATA Contract past September 1, 2010, without the prior written consent of Seller, which may be withheld for any reason or no reason, except under the following circumstances, in which case Seller’s consent may not be withheld or delayed:

(i)            Seller obtains a complete release from WMATA of all liabilities and obligations under such Contract arising from facts and circumstances occurring after the end of the current term of such Contract; or

(ii)           (A) Purchaser uses its best efforts to induce WMATA to grant the release referenced in Section 4.18(b)(i) and permits Seller to review and comment on Purchaser’s application for and other correspondence with WMATA related to the extension and to participate in discussions with WMATA related thereto, but notwithstanding such efforts WMATA refuses to grant such release, (B) the extension does not extend the term or result in Purchaser performing work under the WMATA Contract past September 1, 2011 and (C) Seller deems Purchaser to be sufficiently creditworthy, in Seller’s reasonable discretion.

(c)           Each Party shall promptly notify the other Party in writing upon becoming aware of (i) any actions, omissions, facts or circumstances that will or could be reasonably likely to result in a breach or violation of any Contract or (ii) any communication or notices from any federal, state or local regulatory authority.  To the extent any Transit Authority informs or notifies either Party of a breach or violation, or potential breach or violation of any Contract, such Party shall promptly notify the other Party of this fact.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1             Conditions Precedent to Obligations of Purchaser to Montgomery Closing.  The obligations of Purchaser to purchase the Montgomery Assets and assume the Montgomery Liabilities and to consummate the other transactions contemplated hereby to occur at the Montgomery Closing are subject to the satisfaction, on or prior to the Montgomery Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Purchaser in its sole discretion):

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties of Seller (to the extent such representations and warranties pertain to the Montgomery Assets or to Seller generally) contained in this Agreement or in any certificate, document or instrument delivered at the Montgomery Closing in connection herewith shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and at and as of the Montgomery Closing with the same effect as though such representations and warranties had been made at and as of the Closing, (except for representations and warranties that speak as of a specific date or time other than the Montgomery Closing which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Montgomery Closing.  Seller shall have furnished Purchaser with a certificate in the form attached hereto as Exhibit E dated the Montgomery Closing Date and signed by a senior executive officer of Seller to the effect that the conditions set forth in this Section 5.1(a) have been satisfied.

(b)           Required Consents.  Seller shall have obtained, each in form and substance reasonably satisfactory to Purchaser the written consent of Montgomery County to the assignment of the Montgomery Contract to Purchaser.

(c)           Injunction; Litigation; Legislation.  (i) Neither Seller nor Purchaser shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby to occur at the Montgomery Closing, (ii) no action or proceeding shall have been instituted before any court or Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby to occur at the Montgomery Closing, (iii) neither of the Parties hereto shall have received written notice from any Government Authority of (A) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby to occur at the Montgomery Closing, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby to occur at the Montgomery Closing or (B) the actual commencement of such investigation, (iv) there shall not be any pending or threatened litigation, suit, action or proceeding by any Person which would reasonably be expected to limit or affect Purchaser’s ability to operate the Montgomery Assets or its ownership of the Montgomery Assets and (v) no statute, rule or regulation shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby to occur at the Montgomery Closing.

(d)           Documents.  Seller shall have delivered to Purchaser at the Montgomery Closing the documents and instruments set forth in Section 1.2(c)(i).

(e)           WMATA Closing.  The WMATA Closing shall have occurred.

Section 5.2             Conditions Precedent to Obligations of Purchaser to WMATA Closing.  The obligations of Purchaser to purchase the WMATA Assets and assume the WMATA Liabilities and to consummate the other transactions contemplated hereby to occur at the WMATA Closing are subject to the satisfaction, on or prior to the WMATA Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Purchaser in its sole discretion):

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties of Seller (to the extent such representations and warranties pertain to the WMATA Assets or to Seller generally) contained in this Agreement or in any certificate, document or instrument delivered at the WMATA Closing in connection herewith shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and at and as of the WMATA Closing with the same effect as though such representations and warranties had been made at and as of the WMATA Closing, (except for representations and warranties that speak as of a specific date or time other than the WMATA Closing which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Party at or prior to the WMATA Closing.  Seller shall have furnished Purchaser with a certificate in the form attached hereto as Exhibit E dated the WMATA Closing Date and signed by a senior executive officer of Seller to the effect that the conditions set forth in this Section 5.2(a) have been satisfied.

(b)           Required Consents.  Seller shall have obtained, in form and substance reasonably satisfactory to Purchaser, the written consent of WMATA to the assignment of the WMATA Contract to Purchaser.

(c)           Injunction; Litigation; Legislation.  (i) Neither Seller nor Purchaser shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby to occur at the WMATA Closing, (ii) no action or proceeding shall have been instituted before any court or Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby to occur at the WMATA Closing, (iii) neither of the Parties hereto shall have received written notice from any Government Authority of (A) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby to occur at the WMATA Closing, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby to occur at the WMATA Closing or (B) the actual commencement of such investigation, (iv) there shall not be any pending or threatened litigation, suit, action or proceeding by any Person which would reasonably be expected to limit or affect Purchaser’s ability to operate the WMATA Assets or its ownership of the WMATA Assets and (v) no statute, rule or regulation shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby to occur at the WMATA Closing.

(d)           Documents.  Seller shall have delivered to Purchaser at the WMATA Closing the documents and instruments set forth in Section 1.2(d)(i).

Section 5.3             Conditions Precedent to Obligations of Seller to Montgomery Closing.  The obligations of Seller to sell the Montgomery Assets and of Seller to consummate the other transactions contemplated hereby to occur at the Montgomery Closing are subject to the satisfaction, on or prior to the Montgomery Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Seller in its sole discretion):

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties of Purchaser contained in this Agreement or in any certificate, document or instrument delivered at the Montgomery Closing in connection herewith shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and at and as of the Montgomery Closing with the same effect as though such representations and warranties had been made at and as of the Montgomery Closing, (except for representations and warranties that speak as of a specific date or time other than the Montgomery Closing which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Party at or prior to the Montgomery Closing.  Purchaser shall have furnished Seller with a certificate in the form attached hereto as Exhibit E dated the Montgomery Closing Date and signed by a senior executive officer of Purchaser to the effect that the conditions set forth in this Section 5.3(a) have been satisfied.

(b)           Required Consents.  Seller shall have obtained, in form and substance reasonably satisfactory to Seller, the written consent of Montgomery County to the assignment of the Montgomery Contract.

(c)           Injunction; Litigation; Legislation.  (i) Neither Seller nor Purchaser shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby to occur at the Montgomery Closing, (ii) no action or proceeding shall have been instituted before any court or Government Authority to restrain or prohibit, or to obtain substantial damages from Seller in respect of, the consummation of the transactions contemplated hereby to occur at the Montgomery Closing, (iii) neither of the Parties hereto shall have received written notice from any Government Authority of (A) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby to occur at the Montgomery Closing, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby to occur at the Montgomery Closing or (B) the actual commencement of such investigation, and (iv) no statute, rule or regulation shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby to occur at the Montgomery Closing.

(d)           Documents.  Purchaser shall have delivered to Seller at the Montgomery Closing the documents and instruments set forth in Section 1.2(c)(ii).

(e)           Seller Credit Support.  Seller, with Purchaser’s assistance, shall have obtained, in accordance with Section 4.12, the release and return of all Seller Credit Support related to the Montgomery Contract and set forth on Schedule 4.12 or shall have received other back-to-back credit support acceptable to Seller from Purchaser in accordance with Section 4.12.

Section 5.4             Conditions Precedent to Obligations of Seller to WMATA Closing.  The obligations of Seller to sell the WMATA Assets and of Seller to consummate the other transactions contemplated hereby to occur at the WMATA Closing are subject to the satisfaction, on or prior to the WMATA Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Seller in its sole discretion):

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties of Purchaser contained in this Agreement or in any certificate, document or instrument delivered at the WMATA Closing in connection herewith shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and at and as of the WMATA Closing with the same effect as though such representations and warranties had been made at and as of the WMATA Closing, (except for representations and warranties that speak as of a specific date or time other than the WMATA Closing which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Party at or prior to the WMATA Closing.  Purchaser shall have furnished Seller with a certificate in the form attached hereto as Exhibit E dated the WMATA Closing Date and signed by a senior executive officer of Purchaser to the effect that the conditions set forth in this Section 5.4(a) have been satisfied.

(b)           Required Consents.  Seller shall have obtained, in form and substance reasonably satisfactory to Seller, the written consent of WMATA to the assignment of the WMATA Contract.

(c)           Injunction; Litigation; Legislation.  (i) Neither Seller nor Purchaser shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby to occur at the WMATA Closing, (ii) no action or proceeding shall have been instituted before any court or Government Authority to restrain or prohibit, or to obtain substantial damages from Seller in respect of, the consummation of the transactions contemplated hereby to occur at the WMATA Closing, (iii) neither of the Parties hereto shall have received written notice from any Government Authority of (A) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby to occur at the WMATA Closing, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby to occur at the WMATA Closing or (B) the actual commencement of such investigation, and (iv) no statute, rule or regulation shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby to occur at the WMATA Closing.

(d)           Documents.  Purchaser shall have delivered to Seller at the WMATA Closing the documents and instruments set forth in Section 1.2(d)(ii).

ARTICLE VI
SURVIVAL; INDEMNIFICATION

Section 6.1             Survival.  All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any certificate, document or other instrument delivered in connection with this Agreement shall survive (and not be affected in any respect by) the Closings and any investigation conducted by any Party hereto and any information which any Party may receive.  Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement with respect to the Acquired Assets that are the subject of each Closing and the related indemnity obligations set forth herein shall terminate on, and no claim or Action with respect thereto may be brought after, the eighteen (18) month period immediately subsequent to the applicable Closing Date (the “Survival Period”); provided, however, that the representations and warranties contained in Section 2.1 (authorization), the third sentence of Section 2.4(a) (title), Section 2.10 (taxes) and Section 3.1 (authorization), and the indemnity obligations for breach of such representations and warranties contained in Section 6.2(a)(i) and Section 6.2(b)(i) shall survive indefinitely and the representations and warranties set forth in Section 2.7 (environmental matters) and the indemnity obligations for breach of such representations and warranties contained in Section 6.2(a)(i) shall survive until third anniversary of the applicable Closing Date.  The representations and warranties which terminate at a specified date and the liability of any Party with respect to any breach thereof shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such Party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims, prior to the date that is eighteen (18) months (or three years, as applicable) immediately subsequent to the applicable Closing Date.  Notwithstanding the foregoing, nothing herein contained shall require any Party seeking indemnification to commence a lawsuit against the Party from whom indemnification is sought within the Survival Period nor shall the Survival Period be deemed to constitute a contractual period of limitations except as expressly provided herein.

Section 6.2             Indemnification.  Seller shall indemnify Purchaser, and Purchaser shall indemnify Seller, as set forth below.

(a)           Indemnification by Seller.  Subject to Section 6.1 and to this Section 6.2, Seller hereby agrees to indemnify and hold harmless Purchaser and its directors, officers, employees, agents and Affiliates for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, whether asserted by a Party or by a third party, including, without limitation, interest, penalties, disbursements and expenses (including any reasonable Legal Expenses) (collectively, “Losses”) based upon, arising out of, asserted against, resulting from, imposed on, or otherwise in respect of (i) the breach of any representation or warranty of Seller made pursuant to this Agreement or any Ancillary Agreement (notwithstanding anything to the contrary contained in this Agreement, to determine the inaccuracy or breach of a representation or warranty of Seller and the Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, and further, with respect to the representations and warranties in Section 2.3, such representations and warranties shall be read as if disclosure #1 on Schedule 2.3 had not been made), (ii) the breach by Seller of, or the failure by Seller to perform, any of its covenants or other agreements contained in this Agreement or any Ancillary Agreement, (iii) the Non-Assumed Liabilities, and (iv) any Third Party Indemnification Claim which could give rise to indemnification by Seller hereunder.

(b)           Indemnification by Purchaser.  Subject to Section 6.1 and to this Section 6.2, Purchaser hereby agrees to indemnify and hold harmless Seller and its officers, directors, employees, agents and Affiliates for, from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, or otherwise in respect of (i) the breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any Ancillary Agreement (ii) the breach by Purchaser of, or failure by Purchaser to perform, any of its covenants or other agreements contained in this Agreement or any Ancillary Agreement, (iii) the Assumed Liabilities, and (iv) any Third Party Indemnification Claim which could give rise to indemnification by Purchaser hereunder.

(c)           Limitations.

(i)            Notwithstanding any other provision herein to the contrary, (A) except with respect to a breach of the representations and warranties contained in Section 2.1 (authorization), Section 2.4(a) (title) Section 2.5 (labor; employee benefits), Section 2.6 (brokerage), and Section 2.10 (taxes), as to which no limitations shall apply, and with respect to a breach of the representations and warranties contained in Section 2.7 (environmental matters), as to which the limitations set forth in Section 6.2(c)(i)(B) shall apply, (1) Seller shall not be required, pursuant to Section 6.2(a)(i), to indemnify and hold harmless Purchaser until the aggregate amount of its Losses under Section 6.2(a)(i) exceed $50,000, after which Seller shall be obligated for all Losses in excess of $50,000 and (2) the cumulative aggregate indemnity obligations of Seller under Section 6.2(a)(i) shall in no event exceed $1,200,000 in the aggregate;  and (B) with respect to any breaches of the representations and warranties contained in Section 2.7 (environmental matters) the indemnity obligations of Seller under Section 6.2(a)(i) for all such breaches relating to the Acquired Assets shall in no event exceed $3,000,000.

(ii)           Notwithstanding any other provision herein to the contrary, except with respect to a breach of the representations and warranties contained in Section 3.1, as to which no limitations shall apply (A) Purchaser shall not be required, pursuant to Section 6.2(b)(i), to indemnify and hold harmless Seller until the aggregate amount of Seller’s Losses under Section 6.2(b)(i) exceeds $50,000, after which Purchaser shall be obligated for all Losses in excess of $50,000 and (B) the cumulative aggregate indemnity obligations of Purchaser under Section 6.2(b)(i) shall in no event exceed $1,200,000 in the aggregate.

(iii)          The amount of any Losses for which indemnification is provided under this Article VI shall be net of (A) any amounts actually recovered by the indemnified party under insurance policies in effect and applicable to such Losses; and (B) any amounts actually recovered by the indemnified party from any third party with respect to such Losses.

(iv)          EXCEPT TO THE EXTENT PROVIDED IN THE LAST SENTENCE OF THIS SECTION 6.2(c)(iv), IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER ANY PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY OTHER PARTY OR ITS AFFILIATES, WHETHER BASED IN CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR OTHERWISE, AND ALL SUCH INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARE HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVED, RELEASED AND DISCHARGED.  NOTWITHSTANDING THE FOREGOING, LOSSES THAT ARE SUFFERED BY AN INDEMNIFIED PARTY AS A RESULT OF (A) ANY THIRD PARTY INDEMNIFICATION CLAIM, OR (B) LOST PROFITS DIRECTLY ATTRIBUTABLE TO THE LOSS OF A CONTRACT (AS DEFINED IN EXHIBIT A ATTACHED HERETO) IN EFFECT AS OF THE DATE OF THE APPLICABLE CLOSING (BUT NOT TO ANY EXTENSIONS OR MODIFICATIONS THEREOF) THAT IS TERMINATED BY A TRANSIT AUTHORITY DUE TO CIRCUMSTANCES THAT CONSTITUTE A BREACH OF A REPRESENTATION OR WARRANTY MADE BY SELLER HEREUNDER, SHALL NOT BE SUBJECT TO THE LIMITATIONS HEREOF AND SHALL BE RECOVERABLE HEREUNDER PROVIDED THAT THE AGGREGATE LOST PROFITS DAMAGES THAT MAY BE RECOVERED BY PURCHASER HEREUNDER WITH RESPECT TO THE LOSS OF A CONTRACT SHALL BE CAPPED AT THE AMOUNT OF THE PURCHASE PRICE ALLOCATED TO SUCH CONTRACT.

(d)           Promptly after receipt by Purchaser or Seller of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any Action by a third Person which could give rise to an obligation to provide indemnification pursuant to this Article VI (the “Third Party Indemnification Claim”), the indemnified party will give the indemnifying party prompt written notice thereof, but in any event not later than fifteen (15) calendar days after the Indemnified party’s receipt of notice of the Third Party Indemnification Claim; provided, however, that the failure of the indemnified party to so notify the indemnifying party within such 15-day period shall not prevent any indemnified party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the indemnifying party, and then only to the extent of such actual damage, actually damages the indemnifying party or materially prejudices the indemnifying party’s ability to defend against such claim.

(e)           Any Third Party Indemnification Claim shall describe the claim in reasonable detail.  If the indemnifying party confirms in writing to the indemnified party within thirty (30) days after receipt of the Third Party Indemnification Claim the indemnifying party’s responsibility to indemnify and hold harmless the indemnifying party therefor, the indemnifying party shall also notify the indemnified party as to whether the indemnifying party elects to compromise or defend, at such indemnifying party’s own expense and by such indemnifying party’s own counsel, which counsel shall be reasonably satisfactory to the indemnified party, any

Third Party Indemnification Claim.  If the indemnifying party elects to compromise or defend any Third Party Indemnification Claim, the indemnified party shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, the such Third Party Indemnification Claim; provided, however, that (i) the indemnified party may, if the indemnified party so desires, employ counsel at the indemnified party’s own expense to assist in the handling (but not control the defense) of any Third Party Indemnification Claim, (ii) the indemnifying party shall keep the indemnified party advised of all material events with respect to the Third Party Indemnification Claim, (iii) the indemnifying party shall obtain the prior written approval of the indemnified party before ceasing to defend against the Third Party Indemnification Claim or entering into any settlement, adjustment or compromise of the Third Party Indemnification Claim involving injunctive or similar equitable relief being asserted against any indemnified party or any of its Affiliates and (iv) no indemnifying party will, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not any indemnified party is a Party to the Action), unless such settlement, compromise or consent by its terms obligates the indemnifying party to pay the full amount of the liability in connection with the Third Party Indemnification Claim and includes an unconditional release of all indemnified parties from all liability arising out of the Third Party Indemnification Claim.  Notwithstanding anything contained herein to the contrary, the indemnifying party shall not be entitled to have sole control over (and if he, she or it so desires, the indemnified party shall have sole control over) the defense, settlement, adjustment or compromise of (A) any non-monetary Third Party Indemnification Claim that seeks an order, injunction or other equitable relief against any indemnified party or its Affiliates which, if successful, is reasonably likely to interfere with the business, assets, liabilities, obligations, prospects, financial condition or results of operations of the indemnified party or any of its Affiliates and (B) any matter relating to Taxes of Purchaser or Seller or any of their Affiliates.  If the indemnifying party elects not to compromise or defend against the asserted liability, or fails to notify the indemnified party of his, her or its election as herein provided, the indemnified party may, at the indemnifying party’s expense, pay, compromise or defend against such asserted liability.  In connection with any defense of a Third Party Indemnification Claim (whether by the indemnifying parties or the indemnified parties), all of the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a Party hereto in connection therewith.

(f)            If any indemnified party becomes entitled to any indemnification from an indemnifying party pursuant to this Agreement, such indemnification payment shall be made in cash upon demand.

(g)           Any indemnification payment made by a Party pursuant to this Article VI shall be deemed an adjustment to the Purchase Price.

Section 6.3             Sole and Exclusive Remedy.  Except for (a) a Claim based on actual fraud, in which case none of the limitations contained in Sections 6.1 or 6.2 shall apply, from and after the Closing, (b) as set forth in Sections 4.4 and 4.13 of this Agreement and (c) under the terms of the Seller Guaranty and the Purchaser Guaranty, the indemnification rights set forth in this

Article VI shall be the sole and exclusive remedy of the Parties in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all claims arising from or related to this Agreement and any Ancillary Agreement, whether based in contract, tort or otherwise.

Section 6.4             Conflict with Transit Authority Documents.  The Parties acknowledge that LACMTA has circulated a draft Consent to Assignment relating to the transfer of the Hanover Interest (the “LACMTA Consent”) and has requested that the Parties execute it, and the Parties intend to do so once it is in mutually agreeable form, either at or after the Hanover Closing.  The draft reviewed by the Parties includes a paragraph 5 which contains indemnity language that is inconsistent in certain respects with the provisions of this Article VI.  The Parties further acknowledge that the Montgomery Contract Assignment and the WMATA Contract Assignment,  may also contain indemnity language that is inconsistent with or conflicts with the provisions of this Article VI.  The Parties agree that, solely as between Seller and Purchaser, any indemnity provisions in the LACMTA Consent, Montgomery Consent and the WMATA Consent will be of no effect and the indemnity provisions in this Agreement shall be the exclusive source of indemnification rights and remedies relating to the transactions.  The provisions of this Section 6.4 shall apply even if any of the LACMTA Consent, the Montgomery consent or the WMATA Consent is executed after this Agreement, unless any such later-executed document expressly references this Section 6.4 and repudiates its effect with respect to such document.

ARTICLE VII
MISCELLANEOUS

Section 7.1             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.  To the fullest extent permitted by applicable Law, the Parties agree that facsimile copy or electronic transmittal of executed counterparts of this Agreement shall constitute original signatures of the Parties for all purposes under this Agreement.

Section 7.2             Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the choice of Law principles thereof.  Any Action or proceeding with respect to this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by either Party, or any matters arising out of or in connection with this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by either Party, or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of Delaware, the United States of America for the District of Delaware and, by execution and delivery of this Agreement, each of Seller and Purchaser hereby accepts for itself, as the case may be, and in respect of such Person’s property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof.  Each of Seller and Purchaser irrevocably consents to service of process in any Action in any of the aforementioned courts in any such Action by the mailing of copies thereof by certified mail, postage prepaid, or by recognized overnight delivery service, to each of Seller and Purchaser at its respective addresses referred to in Section 7.6.  Each of Seller and Purchaser hereby irrevocably waives any objection which such Person may now or hereafter have to the laying of venue of any of the aforesaid Actions arising out of or in connection with this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by either Party, or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of any Party hereto to serve process in any other manner permitted by Law.  The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in any jurisdiction for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties.

(b)           To the extent that Seller or Purchaser has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, as the case may be, or to such Person’s property, each of Seller and Purchaser hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.

Section 7.3             Dispute Resolution.  Any dispute arising between the Parties related to this Agreement must, prior to the filing of any lawsuit be submitted by the Parties to non-binding mediation in Denver, Colorado or another mutually acceptable location before a mutually acceptable mediator who is a retired judge.  In the event that the mediation process fails to result in a resolution of the dispute within sixty (60) days after the date that the mediation has been initiated, the Parties may take such other action or institute such other proceeding, including filing a lawsuit, as they may deem necessary to preserve and protect their respective rights and interests.

Section 7.4             Entire Agreement; No Third Party Beneficiary.  This Agreement, together with the documents and instruments set forth in Section 1.2(b), (c) and (d) and the other documents and instruments entered into pursuant hereto (collectively, the “Ancillary Agreements”), contain the entire agreement between the Parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement and the Ancillary Agreements, including, without limitation, the letter of intent dated March 3, 2009; and the Nondisclosure Agreement dated April 24, 2007.  This Agreement is not intended to confer upon any Person not a Party hereto (and their successors and assigns permitted hereby), other than the Indemnified Parties under Article VI, any rights or remedies hereunder.

Section 7.5             Expenses.  Whether or not the purchase and sale of the Acquired Assets are consummated, all Legal Expenses, investment banking fees and all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 7.6             Notices.  All notices and other communications hereunder shall be in writing and given by certified mail, return receipt requested, or overnight delivery service such as DHL or Federal Express, telecopy (or like transmission) or personal delivery against receipt to the Party to whom it is given at such Party’s address or facsimile number set forth below or such other address or facsimile number as such Party may hereafter specify by notice to the other Parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission, on the next Business Day when sent by overnight delivery service or three (3) days after the date so mailed.

If to Seller:

Exterran Energy Solutions, L.P.

16666 Northchase Drive

Houston, TX 77060

Attention:  Mike Wasson

Fax:         (281) 836-8027

Exterran Energy Solutions, L.P.

16666 Northchase Drive

Houston, TX 77060

Attention:  General Counsel

Fax:         (281) 836-8061

With a copy (not constituting notice) to:

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 340

Houston, TX 77002

Attention:  Eric Blumrosen

Fax:         (713) 276-6533

If to Purchaser:

Clean Energy

3020 Old Ranch Parkway

Suite 200

Seal Beach, CA 90740

Fax:         (562) 493-4532

Attention:  Mitchell Pratt and Clay Corbus

Clean Energy

3020 Old Ranch Parkway

Suite 200

Seal Beach, CA 90740

Fax:         (562) 493-4532

Attention:  Harrison Clay, General Counsel

with a copy (not constituting notice) to:

Sheppard, Mullin, Richter & Hampton, LLP

Four Embarcadero Center

17th Floor

San Francisco, CA 94111-4109

Fax:         (415) 403-6074

Attention:  James J. Slaby

Section 7.7             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign his, her or its rights or delegate his, her or its obligations, in whole or in part, under this Agreement without the prior written consent of the other Party hereto, except that Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Affiliates subject to the approval of Seller, which approval shall not unreasonably be withheld; provided that such assignment shall not relieve Purchaser of its obligations hereunder.  Any assignment in violation of this Agreement shall be null and void ab initio.

Section 7.8             Headings.  The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 7.9             Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by Seller and Purchaser.  Any Party hereto may, only by an instrument in writing, waive compliance by any other Parties hereto with any term or provision hereof on the part of such other Party or Parties hereto to be performed or complied with.  The waiver by any Party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

Section 7.10           Interpretation; Absence of Presumption.

(a)           For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Annexes, Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Annex, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Annexes, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.  Items or information may be disclosed in the Schedules hereto which Seller is not required to disclose under the Agreement; disclosure of such items or information shall not affect (directly or indirectly) the interpretation of the Agreement or the scope of the disclosure obligation under the Agreement.  In addition, inclusion of such information herein shall not be construed as an admission that such information is “material” for any purpose.

(b)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(c)           Information provided in any one Schedule provided pursuant to Article II shall suffice, without repetition or cross-reference, as a disclosure of such information in any other Schedule provided or to be provided pursuant to Article II if the disclosure in the first such Schedule is sufficient on its face without further inquiry to reasonably inform Purchaser of the information required to be disclosed in such other such Schedule in order to avoid a breach under the Agreement.

Section 7.11           Severability.  Any provision hereof which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the Parties shall attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 7.12           Further Assurances.

(a)           From time to time after each Closing Date, upon the reasonable request of Purchaser, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Purchaser may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to the Acquired Assets or the Assumed Liabilities, as the case may be.  Seller agrees to cooperate with Purchaser in all reasonable respects to assure to Purchaser the continued title to and possession of the Acquired Assets in the condition and manner contemplated by this Agreement.

(b)           From time to time after each Closing Date, upon the reasonable request of Seller, Purchaser shall execute and deliver or cause to be executed and delivered such further instruments of assumption and take such further action as Seller may reasonably request in order more effectively to effectuate Purchaser’s assumption of the Assumed Liabilities in accordance herewith.

(c)           From and after each Closing Date, if Seller receives payment or revenues that relate to the post-Closing period with respect to the Acquired Assets or if Purchaser or Hanover receives payment or revenues that relate to the pre-Closing period with respect to the Acquired Assets, the receiving Party shall promptly remit such amounts to the other Party.

Section 7.13           Business Days.  If any date provided for in this Agreement shall fall on a day which is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

Section 7.14           Bulk Transfer.  The Parties hereto hereby waive compliance with the provisions of any applicable bulk sales Law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.  Nothing in this Section 7.14 shall eliminate or limit any Party’s ability to avail itself of any available bulk sale or casual sale exemption from any sales or use Tax in connection with the transactions contemplated herein.

Section 7.15           Transfer and Other Taxes.  Any and all sales and use, transfer, conveyance, recordation and filing fees, Taxes or assessments (other than income taxes), including fees in connection with the recordation of instruments related thereto, applicable to, imposed upon or arising out of the transactions contemplated by this Agreement, including, but not limited to, the sale, assignment, conveyance and transfer to Purchaser of the Acquired Assets and any services provided by either Party relating to this Agreement or the transactions contemplated hereby, shall be borne by Purchaser in the absence of Purchaser furnishing Seller with a valid state-specific sales and use tax exemption, direct pay permit or resale certificate.  If any Tax exemption, resale, or direct pay permit certificate provided by Purchaser to Seller is not recognized by a Taxing Authority involved, Purchaser will promptly reimburse Seller for any Taxes that Seller is required to pay.  Tax exemption certificates should be in the state specific format for the locations where the equipment resides at the time of sale.  In the event Seller executes a waiver of the statute of limitations that includes in whole or part the equipment or any services included in this Agreement in connection with an audit conducted by a proper Government Authority, the statute of limitations shall not apply to the obligation of Purchaser to reimburse taxes, penalties and/or interest to Seller under this Section 7.15.

Section 7.16           Termination.

(a)           The provisions of this Agreement that pertain to the Montgomery Closing or the WMATA Closing may be terminated at any time prior to such Closing:

(i)            By the written agreement of Purchaser and Seller upon such terms and conditions as they shall agree;

(ii)           By Purchaser, if (A) there shall occur a Material Adverse Change or (B) any of the conditions set forth in Section 5.1 (in which case Purchaser may terminate this Agreement as it pertains to the Montgomery Closing) or Section 5.3 (in which case Purchaser may terminate this Agreement as it pertains to the WMATA Closing) hereof becomes incapable of fulfillment (other than as a result of a breach by Purchaser of this Agreement) and is not waived by Purchaser;

(iii)          By Seller, if (A) there shall occur with regard to Purchaser a Material Adverse Change or (B) any of the conditions set forth in Section 5.2 (in which case Seller may terminate this Agreement as it pertains to the Montgomery Closing) or Section 5.4 (in which case Seller may terminate this Agreement as it pertains to the WMATA Closing) hereof becomes incapable of fulfillment (other than as a result of a breach by Seller of this Agreement) and is not waived by Seller;

(iv)          With respect to the Montgomery Closing, in accordance with Section 1.3(b)(iii); or

(v)           With respect to the WMATA Closing, in accordance with Section 1.3(c)(iii).

(b)           Upon any termination of this Agreement as it pertains to either the Montgomery Closing or the WMATA Closing pursuant to the foregoing provisions of this Section 7.16, no Party shall thereafter have any further liability or obligation related to such Closing hereunder except for the obligations under Section 7.2, Section 7.3, Section 7.5, Section 7.6, and Section 4.8 which shall continue subsequent to the date of termination hereof; provided, however, that no such termination shall relieve any Party of any liability for any breach of this Agreement prior to the date of such termination and provided further that any termination shall not impact any Ancillary Agreements previously executed and delivered and the corresponding transfer of funds out of Escrow with respect to the Escrow Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

PURCHASER:

CLEAN ENERGY, a California corporation

By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	Chief Executive Officer

SELLER:

EXTERRAN ENERGY SOLUTIONS, L.P., a Delaware limited partnership

By:	/s/ D. Bradley Childers
Name:	D. Bradley Childers
Title:	President - North America

For good and valuable consideration, receipt of which is hereby acknowledged, the Undersigned agrees to be bound by the provisions of Section 4.4 of this Agreement.

By:	EXTERRAN HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ D. Bradley Childers
	Name:	D. Bradley Childers
	Title:	President - North America

Signature Page to Purchase and Sale Agreement

Exhibit A

Definitions

“Accountants” shall mean Grant Thornton LLP or another accounting firm acceptable to both Parties.

“Acquired Assets” shall mean only the Montgomery Assets, the WMATA Assets, and the Hanover Interest, and includes no other assets, but expressly excludes the Excluded Assets.

“Action” shall mean any actual (at Law or in equity) suit, arbitration, review, inquiry, proceeding or investigation.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.  As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Allocation” shall have the meaning set forth in Section 1.7.

“Ancillary Agreements” shall have the meaning set forth in Section 7.4.

“Assumed Liabilities” shall mean the Montgomery Liabilities and the WMATA Liabilities.

“Balance Sheet” shall have the meaning set forth in Section 2.8(c).

“Balance Sheet Date” shall have the meaning set forth in Section 2.8(c).

“Benefit Plan” or “Benefit Plans” shall mean, as it relates to a Person, (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) each other employee benefit plan, arrangement or policy, including, without limitation, any stock option, stock purchase, stock award, deferred compensation, profit sharing, incentive compensation, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance plan, policy or arrangement, and (c) any employment, indemnification, consulting or severance agreement, whether or not written, which, in the case of clauses (a), (b) or (c), is sponsored or maintained by such Person or any of its ERISA Affiliates, or to which such Person or any of its ERISA Affiliates contributes or is required to contribute on behalf of current or former Employees, directors or consultants of Seller or their beneficiaries or dependents.

“Business” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” shall mean a day other than Saturday, Sunday or any other day which commercial banks in Los Angeles, California are authorized or required by Law to close.

“Closing” shall mean the Hanover Closing, the Montgomery Closing or the WMATA Closing, as the context requires.

“Closing Date” shall mean the Hanover Closing Date, the Montgomery Closing Date or the WMATA Closing Date, as the context requires.

“COBRA” shall have the meaning set forth in Section 4.9(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Competing Business” shall have the meaning set forth in Section 4.4(a).

“Contracts” shall mean the MBTA Contract, the Montgomery Contract, the LACMTA Contracts and the WMATA Contract, and “Contract” shall refer to them individually as the context requires.

“Customer-Owned Equipment” shall mean the LACMTA Customer-Owned Equipment, the Montgomery Customer-Owned Equipment, the MBTA Customer-Owned Equipment and the WMATA Customer-Owned Equipment.

“Employee” shall mean each current employee of Seller listed on Schedule 2.5(a).

“Encumbrances” shall mean mortgages, liens, pledges, encumbrances (legal or equitable), claims, charges, security interests, voting and other restrictions, rights-of-way, easements, options, encroachments and any other similar matters affecting title.

“Environment” shall mean all soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or OSHA, including those consisting of or relating to:

(a)           any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)           any Loss arising under any Environmental Law or OSHA;

(c)           financial responsibility under any Environmental Law or OSHA for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or OSHA (whether or not such Cleanup has been required or requested by any Government Authority or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective or remedial measure required under any Environmental Law or OSHA.

The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.

“Environmental Law” shall mean any Law that requires or relates to:

(a)           advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; or

(c)           reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” shall mean, as it relates to a Person, any entity which is treated as a single employer with such Person under Section 414(b), (c), (m) or (o) of the Code.

“Escrow” shall have the meaning set forth in Section 1.3(a).

“Escrow Agent” shall have the meaning set forth in Section 1.3(a).

“Escrow Agreement” shall have the meaning set forth in Section 1.3(a).

“Escrow Release Notice” shall mean a joint notice from Seller and Purchaser to the Escrow Agent prepared and executed in accordance with the Escrow Agreement instructing the Escrow Agent to release funds from Escrow.

“Excluded Assets” shall mean any and all assets not expressly included in the definition of “Acquired Assets.”

“Excluded Matter” shall mean any one or more of the following: (a) the effect of any change in the United States or foreign economies or securities, or financial or capital markets in general; (b) the deteriorating condition of commercial banks or any lending moratorium; (c) the effect of any change that generally affects any industry in which Seller operates; (d) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (e) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller or its Affiliates; (f) any matter of which Purchaser has actual knowledge on the date hereof; (g) the effect of any changes in applicable Laws or accounting rules; or (h) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Facilities” shall mean the compressed natural gas refueling stations operated by Seller or Hanover pursuant to the Contracts.

“Financial Statements” shall have the meaning set forth in Section 2.8(a).

“GAAP” shall mean U.S. generally acceptable accounting principles, consistently applied.

“Government Authority” shall mean any foreign or United States federal or state (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof (including the Transit Authority), or any governmental court or tribunal.

“Hanover” shall have the meaning set forth in the recitals to this Agreement.

“Hanover Base Purchase Price” shall mean $3,175,250.

“Hanover Closing” shall have the meaning set forth in Section 1.2(a).

“Hanover Closing Date” shall mean the date of this Agreement.

“Hanover Interest” shall mean all of the membership interests of Hanover.

“Hanover WIP” shall mean the amount of Hanover’s work in process not billed to customers as of the Hanover Closing Date but attributable to services provided prior to the Hanover Closing Date, if not reduced to a current asset.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof and any other act, business, operation or thing that violates any Environmental Law, or increases the danger, or risk of danger, or poses an unreasonable risk of harm, to Persons or property on or off the Facilities.

“Hazardous Material” shall mean any substance, material or waste which is or will foreseeably be regulated by any Government Authority, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including lead paint, petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Insurance Policies” shall have the meaning set forth in Section 2.14.

“IRCA” shall mean the Immigration Reform and Control Act.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” when used with respect to Seller, shall mean the actual knowledge of Mike Wasson or Tom Ostrye after reasonable inquiry, and when used with respect to Purchaser, shall mean the actual knowledge of Mitchell Pratt or Clay Corbus after reasonable inquiry.

“LACMTA” shall mean the Los Angeles County Metropolitan Transportation Authority.

“LACMTA Claim” shall mean Hanover’s claims against LACMTA for additional payments related to increased maintenance costs and fuel gas consumption incurred by Hanover as a result of LACMTA regularly fueling buses outside of the fueling window and fueling buses in an inefficient manner, as further described in that certain letter from the Seller to LACMTA dated November 13, 2008, LACMTA’s acknowledgement and receipt thereof dated November 24, 2008 and email from Tom Ostrye to Wayne Okubo at LACMTA dated December 19, 2008, copies of which have been provided to Purchaser.

“LACMTA Consent” shall have the meaning set forth in Section 6.4.

“LACMTA Contracts” shall mean (a) that certain Agreement (Agreement No. OP33900638) between Hanover and LACMTA dated June 28, 2001 for Compressed Natural Gas Infrastructure Privatization, as amended and (b) that certain Agreement (Agreement No. OP33900641b) between Hanover and LACMTA dated August 1, 2002 for Compressed Natural Gas Infrastructure Privatization Project for MTA Division 8, as amended.

“LACMTA Customer-Owned Equipment” shall mean the spare parts used in Hanover’s business that are owned by LACMTA and located at the Facilities related to LACMTA, the inventory of which as of January 12, 2009 is set forth on Annex B-3.

“LACMTA Equipment Adjustment” shall mean the positive or negative result of the aggregate value of the LACMTA Customer-Owned Equipment as of the Hanover Closing Date minus $600,000.

“Law” or “Laws” shall mean all laws, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Legal Expenses” shall mean the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim, or in the negotiation of the transactions contemplated by this Agreement and the preparation of the documents related thereto, as applicable.

“Losses” shall have the meaning set forth in Section 6.2(a).

“Material Interest” shall have the meaning set forth in Section 4.4(a)(iv).

“Material Adverse Effect” or “Material Adverse Change” shall mean a material adverse effect on or change to the (a) business, results of operations, financial condition or prospects of the Acquired Assets or (b) ability of Seller or Purchaser, as applicable, to perform their obligations under this Agreement, other than an effect resulting from an Excluded Matter.

“MBTA” shall mean the Massachusetts Bay Transportation Authority, a body politic and corporate and political subdivision of the Commonwealth of Massachusetts..

“MBTA Contract” shall mean that certain Agreement for Operation and Maintenance of Compressed Natural Gas Equipment (Formal Contract No. 4400061805) by and between MBTA and Hanover dated February 11, 2002, as amended.

“MBTA Customer-Owned Equipment” shall mean the spare parts used in Hanover’s business that are owned by MBTA and located at the Facilities related to MBTA, the inventory of which as of January 12, 2009 is set forth on Annex B-4.

“MBTA Equipment” shall mean Hanover’s (i) spare parts and (ii) tools used in the Facilities related to MBTA, the inventory of which as of January 12, 2009 is set forth on Annex A-3 and Annex C-3, respectively.

“MBTA Equipment Adjustment” shall mean the positive or negative result of the aggregate value of the MBTA Equipment and the MBTA Customer-Owned Equipment as of the Hanover Closing Date minus $245,421.32.

“Montgomery Assets” shall mean all of Seller’s right, title and interest in and to the following:

(a)           the Montgomery Contract;

(b)           all of the equipment of the following types related to the Montgomery Business that are owned by Seller on the Montgomery Closing Date (the “Montgomery Equipment”):

(i)            spare parts (Seller’s inventory of which as of January 12, 2009 is set forth on Annex A-1);

(ii)           tools (Seller’s inventory of which as of January 12, 2009 is set forth on Annex C-1); and

(iii)          motor vehicles (Seller’s inventory of which as of January 12, 2009 is set forth on Annex D-1);

(c)           to the extent assignable, all Permits relating to the Montgomery Business;

(d)           all of Seller’s operation and maintenance records, manuals, plats, architectural plans, drawings and specifications and warranty information, for the Montgomery Business (in each case, whether in hard copy or in electronic form); and

(e)           any goodwill associated with the Montgomery Business;

and the term “Montgomery Assets” shall exclude any and all of Seller’s assets that are owned, used or held for use in connection with, or are otherwise related to, the Montgomery Business that are not of the type or class specifically enumerated in (a) through (e) above, and such assets shall remain with Seller.

“Montgomery Base Purchase Price” shall mean $300,000, as it may be adjusted pursuant to Section 1.3(b).

“Montgomery Business” shall mean the Business conducted by Seller in connection with the performance of the Montgomery Contract.

“Montgomery Closing” shall have the meaning set forth in Section 1.2(a).

“Montgomery Closing Date” shall have the meaning set forth in Section 1.2(a).

“Montgomery Closing Notice” shall have the meaning set forth in Section 1.3(b)(i).

“Montgomery Contract” shall mean that certain Design-Build-Maintain Agreement (Contract Number 3502050001-AA) between Montgomery County and Seller (formerly known as Hanover Compression Limited Partnership) dated September 4, 2003, as amended.

“Montgomery Contract Assignment” shall have the meaning set forth in Section 1.2(c)(i)(C).

“Montgomery County” shall mean Montgomery County, Maryland, a municipal corporation.

“Montgomery Customer-Owned Equipment” means the spare parts used in the Montgomery Business that are owned by Montgomery County and located at the Facility related to the Montgomery Business, the inventory of which as of January 12, 2009 is set forth on Annex B-2.

“Montgomery Equipment” shall have the meaning set forth in the definition of Montgomery Assets.

“Montgomery Equipment Adjustment” shall mean the positive or negative result of the value of the Montgomery Equipment as of the Montgomery Closing Date minus $169,030.87, as determined in accordance with Section 1.5(b).

“Montgomery Liabilities” shall have the meaning set forth in Section 1.4(a).

“Montgomery Liabilities Assumption” shall have the meaning set forth in Section 1.2(c)(i)(B).

“Montgomery Purchase Price” shall mean the Montgomery Base Purchase Price plus the Montgomery Equipment Adjustment, and as it may be further adjusted pursuant to Section 1.3(a).

“Montgomery Record Date” shall have the meaning set forth in Section 1.3(b)(i).

“Non-Assumed Liabilities” shall have the meaning set forth in Section 1.4(c).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice.

“OSHA” shall have the meaning set forth in Section 2.12.

“Parent of Seller” shall have the meaning set forth in Section 4.4(a)(v).

“Party” and “Parties” shall have the meanings set forth in the introductory paragraph hereof.

“Permits” shall mean any consent, approval, ratification, waiver or other authorization, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Government Authority or pursuant to any Law.

“Permitted Encumbrances” shall have the meaning set forth in Section 2.4(a).

“Person” shall mean any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, other form of business or legal entity or Government Authority.

“Pre-Closing Taxes” shall have the meaning set forth in Section 4.7(b).

“Purchase Price” shall have the meaning set forth in Section 1.1(b).

“Purchaser” shall have the meaning set forth in the introductory paragraph hereof.

“Purchaser Guaranty” shall have the meaning set forth in Section 1.2(b)(ii)(C).

“Purchaser Guarantor” shall mean Clean Energy Fuels Corp., a Delaware corporation.

“Purchaser Plans” shall have the meaning set forth in Section 4.9(b).

“Restricted Period” shall have the meaning set forth in Section 4.4(a)(i).

“Restricted Geographic Area” shall have the meaning set forth in Section 4.4(a)(ii).

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Returns” shall mean all returns, declarations, statements, forms or other documents required to be filed with or supplied to any Taxing Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the introductory paragraph hereof.

“Seller Credit Support” shall mean the guarantees, letters of credit, bonds, cash deposits, and other sureties and credit assurances provided to any Government Authority, contract counterparty or other Person by Seller or any of its Affiliates (other than Hanover) related to the or required under any of the Contracts.

“Seller Guaranty” shall have the meaning set forth in Section 1.2(b)(i)(E).

“Seller Guarantor” shall mean Exterran Holdings, Inc., a Delaware corporation.

“Straddle Period” shall mean any Tax Period that begins before the Hanover Closing Date and ends after the Hanover Closing Date.

“Straddle Period Returns” shall have the meaning set forth in Section 4.7(b).

“Straddle Statement” shall have the meaning set forth in Section 4.7(b).

“Survival Period” shall have the meaning set forth in Section 6.1.

“Tax” or “Taxes” shall mean (a) all taxes (whether federal, state, county or local), fees, levies, customs duties, assessments or charges of any kind whatsoever, including, without limitation, gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value added, ad valorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes imposed by any Taxing Authority together with any interest, penalties, or additions to tax imposed with respect thereto and (b) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any Taxes described in clause (a) above.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under applicable Tax Laws.

“Taxing Authority” shall mean any Government Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Third Party Indemnification Claims” shall have the meaning set forth in Section 6.2(d).

“Threat of Release” shall mean a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transferred Employees” shall have the meaning set forth in Section 4.9(a).

“Transit Authority” shall mean LACMTA, MBTA, Montgomery County or WMATA, as the context requires.

“Treasury Regulations” shall mean the U.S. Department of Treasury Regulations promulgated under the Code, whether proposed, temporary or final, as amended and in effect (including corresponding provisions of succeeding regulations).

“UCC” shall mean the Uniform Commercial Code, as amended, and any successor thereto.

“WMATA” shall mean the Washington Metropolitan Area Transit Authority

“WMATA Assets” shall mean all of Seller’s right, title and interest in and to the following:

(f)                                    the WMATA Contract;

(g)                                 all of the equipment of the following types related to the WMATA Business that are owned by Seller on the WMATA Closing Date (the “WMATA Equipment”):

(i)                                     spare parts (Seller’s inventory of which as of January 12, 2009 is set forth on Annex A-2);

(ii)                                  tools (Seller’s inventory of which as of January 12, 2009 is set forth on Annex C-2); and

(iii)                               motor vehicles (Seller’s inventory of which as of January 12, 2009 is set forth on Annex D-2);

(h)                                 to the extent assignable, all Permits relating to the WMATA Business; and

(i)                                     all of Seller’s operation and maintenance records, manuals, plats, architectural plans, drawings and specifications and warranty information, for the WMATA Business (in each case, whether in hard copy or in electronic form); and

(j)                                     any goodwill associated with the WMATA Business;

and the term “WMATA Assets” shall exclude any and all of Seller’s assets that are owned, used or held for use in connection with, or are otherwise related to, the WMATA Business that are not of the type or class specifically enumerated in (a) through (e) above, and such assets shall remain with Seller.

“WMATA Base Purchase Price” shall mean $2,400,000, as it may be adjusted pursuant to Section 1.3(c).

“WMATA Bill of Sale” shall have the meaning set forth in Section 1.2(d)(i).

“WMATA Business” shall mean the Business conducted by Seller in connection with the performance of the WMATA Contract.

“WMATA Closing” shall have the meaning set forth in Section 1.2(a).

“WMATA Closing Date” shall have the meaning set forth in Section 1.2(a).

“WMATA Closing Notice” shall have the meaning set forth in Section 1.3(c)(i).

“WMATA Contract” shall mean shall mean that certain Contract between WMATA and Hanover Compression, Limited Partnership, Contract No. FN3021 dated October 7, 2003, including all amendments thereto.

“WMATA Contract Assignment” shall have the meaning set forth in Section 1.2(d)(i)(C).

“WMATA Customer-Owned Equipment” shall mean the spare parts used in the WMATA Business that are owned by WMATA and located at the Facilities related to the WMATA Business, the inventory of which as of January 12, 2009 is set forth on Annex B-2.

“WMATA Equipment” shall have the meaning set forth in the definition of WMATA Assets.

“WMATA Equipment Adjustment” shall mean the positive or negative result of the aggregate value of the WMATA Equipment and the WMATA Customer-Owned Equipment as of the WMATA Closing Date minus $467,011.37, determined in accordance with Section 1.5(b).

“WMATA Liabilities” shall have the meaning set forth in Section 1.4(b).

“WMATA Liabilities Assumption” shall have the meaning set forth in Section 1.2(d)(ii)(A).

“WMATA Purchase Price” shall mean WMATA Base Purchaser Price plus the WMATA Equipment Adjustment.

WMATA Record Date” shall have the meaning set forth in Section 1.3(c)(i).

Exhibit B

Form of Bill of Sale

B-1

Exhibit C

Form of Assumption Agreement

C-1

Exhibit D

Form of Closing Certificate

D-1

Annex A-1

Montgomery Convenience Spare Parts

A-1-1

Annex A-2

WMATA Convenience Spare Parts

A-2-1

Annex A-3

MBTA Convenience Spare Parts

A-3-1

Annex B-1

Montgomery Customer-Owned Equipment

B-1-1

Annex B-2

WMATA Customer-Owned Equipment

B-2-1

Annex B-3

LACMTA Customer-Owned Equipment

B-3-1

Annex B-4

MBTA Customer-Owned Equipment

B-4-1

Annex C-1

Montgomery Tools

C-1-1

Annex C-2

WMATA Tools

C-2-1

Annex C-3

MBTA Tools

C-3-1

Annex D-1

Montgomery Vehicles

D-1-1

Annex D-2

MBTA Vehicles

D-2-1

Annex D-3

LACMTA Vehicles

D-3-1